United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTOLIV, INC.
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March 24, 2017

Dear Stockholder,

It is my pleasure to invite you to the 2017 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 9, 2017 at The Peninsula Chicago, 108 East Superior Street, Chicago, Illinois, 60611, commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is described in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release announcing voting results will be published after the Annual Meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2016 is being made available to stockholders with this Proxy Statement. These documents are available at www.autoliv.com.

On behalf of the entire board of directors, we look forward to seeing you at the Annual Meeting.

Sincerely,

Jan Carlson
Chairman of the Board of Directors,
President and Chief Executive Officer

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2017

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 9, 2017 commencing at 9:00 a.m. local time at The Peninsula Chicago, 108 East Superior Street, Chicago, Illinois, 60611, to consider and vote upon:

1.	Election of the ten directors to the Board of Directors of Autoliv for terms of office expiring on the date of the Annual Meeting of Stockholders in 2018 (see page 4 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 52 of the accompanying Proxy Statement).

3.	An advisory vote on the frequency with which stockholders will vote upon a non-binding resolution to approve the compensation of the Company’s named executive officers in future years (see page 52 of the accompanying Proxy Statement).

4.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2017 (see page 53 of the accompanying Proxy Statement).

5.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2017 as the record date for the Annual Meeting. All stockholders of record as of the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record as of the record date, beneficial owners having evidence of ownership as of the record date, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s Third Restated By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors of Autoliv, Inc.:

Lars Sjöbring Group Vice President Legal Affairs, General Counsel and Secretary

- i -

- ii -

2017 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting at the Annual Meeting.

Annual Meeting of Stockholders

Time and Date:	Tuesday, May 9, 2017; 9:00 a.m. local time
Location:	The Peninsula Chicago, 108 East Superior Street, Chicago, Illinois, 60611
Record Date:	Stockholders as of the close of business on March 13, 2017 are entitled to vote.
Admission:	Please see the instructions on page 1 of this Proxy Statement.

Meeting Agenda and Voting Matters
Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR EACH NOMINEE	4
2. Advisory Vote to Approve Executive Compensation	FOR	52
3. Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation	EVERY ONE YEAR	52
4. Ratification of Independent Auditors	FOR	53

– PROPOSAL 1 –

Director Nominees for Election
Name	Age	Director Since	Independent	Committees	Other Current Public Co. Boards
Robert W. Alspaugh	70	2006	Yes	AC (Chairman), CPC	3
Jan Carlson	56	2007	No	-	2
Aicha Evans	48	2015	Yes	AC, CC	0
Leif Johansson	65	2016	Yes	CC, NCG	3
David E. Kepler	64	2015	Yes	AC, CPC	2
Franz-Josef Kortüm	66	2014	Yes	NCG	1
Xiaozhi Liu	61	2011	Yes	CC, NCG	1
James M. Ringler	71	2002	Yes	CC (Chairman), NCG	4
Kazuhiko Sakamoto	71	2007	Yes	CPC (Chairman)	0
Wolfgang Ziebart	67	2015	Yes	AC, CPC	2

AC: Audit Committee	CC: Compensation Committee
NCG: Nominating and Corporate Governance Committee	CPC: Compliance Committee
NOTE: The current Chairman of the NCG is not standing for re-election pursuant to our director retirement policy. See page 4 for more details.

The Company amended its Restated Certificate of Incorporation in May 2014 to declassify the Board and provide for the annual election of directors. The amendments phase-in the declassification and beginning with this 2017 annual meeting of stockholders all directors will be elected for one-year terms.

Attendance:	Each director serving in 2016 attended at least 80% of the aggregate number of Board and applicable Committee meetings in 2016.

Governance Highlights:

•   10 Independent Directors in 2016

•   Independent Lead Director of the Board

•   Recent Declassification of the Board

•   Diverse Board in terms of background, professional experience and skills

•   Annual Board and Committee Self-Evaluations

•   Non-management directors meet in executive session at least four times a year without management present

•   Audit, Nominating and Corporate Governance and Compensation Committees are composed entirely of independent directors

•   Stock Ownership Guidelines for Directors and Executive Officers

•   Risk oversight by full Board and Committees

•   Company policy against hedging, short-selling and pledging by Executive Officers

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal was supported by approximately 81.8%, 78.2% and 86.6% of the votes cast in each of 2016, 2015 and 2014, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 22 of this Proxy Statement for a full discussion of our executive compensation program. The table below highlights the 2016 total direct compensation for each Named Executive Officer:(1)

Named Executive Officer	Salary ($)(2)	Annual Bonus ($)(2)	Stock Awards ($)
Jan Carlson	1,376,766	1,474,427	938,247
Mats Backman	381,074	265,799	234,871
Mikael Bratt	439,701	306,691	234,871
Steven Fredin	578,240	403,322	351,545
Lars Sjöbring	655,000	355,338	351,545

(1)	With the exception of Messrs. Melzer, Nilsson and Wallin, who are Named Executive Officers, but whose service with the Company ended during 2016.

(2)	For currency exchange rates used, see footnote 1 to the Summary Compensation Table on page 39 of this Proxy Statement.

Compensation Governance Highlights

•	The Compensation Committee is composed solely of independent directors.

•	We have stock ownership guidelines for our executive officers, including the named executive officers, and our independent directors.

•	The Compensation Committee reviews total compensation calculations in connection with making compensation decisions.

•	Our equity plan prohibits the repricing of stock options without stockholder approval.

•	The change in control definition contained in our equity plan is not a “liberal” definition that would be activated on only stockholder approval of a transaction.

•

We have a compensation recoupment policy that complies with and goes beyond the parameters described in the Dodd-Frank Act, requiring current and former executives to return incentive compensation that is subsequently determined not to have been earned.

•	The exercise price of options historically granted under our equity plan is never less than the fair market value (as defined in our equity plan) of our stock on the date of grant.

•

If and when they are offered, change-in-control severance agreements (for executives hired in 2011 and after) will include double-trigger change-in-control severance benefits, rather than modified single-trigger arrangements.

•

The Compensation Committee approved a new long-term equity incentive program implemented in 2016, pursuant to which it granted performance shares that will vest based on the Company’s achievement of specified targets over a three-year performance period for the Company’s compound annual growth rate for sales and the Company’s compound annual growth rate for earnings per share relative to compound annual growth rate for Global Light Vehicle Production reported by IHS.

•	We do not provide U.S. tax code Section 280G excise tax “gross ups.”

– PROPOSAL 3 –

Advisory Vote on Frequency of Stockholder Vote on Executive Compensation

We are requesting that our stockholders express their preference on the frequency of future advisory votes on the compensation of our Named Executive Officers. Stockholders may indicate whether we should hold future advisory votes on executive compensation every one year, two years or three years. The Board’s recommendation is that this vote be held every one year.

– PROPOSAL 4 –

Ratification of Appointment of Independent Auditors

We are requesting that our stockholders ratify the appointment of Ernst & Young AB as our independent auditors for the fiscal year ending December 31, 2017. Fees paid to our independent auditors over the past two years were as follows:

Type of Fees (Dollars in millions)	2016	2015
Audit Fees	$9.849	$7.288
Audit-Related Fees	$0.358	$0.182
Tax Fees	$0.082	$0.030
All Other Fees	—	—
Total	$10.289	$7.500

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) made this Proxy Statement and the Company’s Annual Report for the fiscal year ended December 31, 2016 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 9, 2017 commencing at 9:00 a.m. local time at The Peninsula Chicago, 108 East Superior Street, Chicago, Illinois, 60611, and at any adjournment thereof (the “2017 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 24, 2017, the approximate date on which this Proxy Statement and proxy card are first being mailed and made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Company’s Annual Report for the fiscal year ended December 31, 2016 was first made available to stockholders on February 23, 2017.

Who Can Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on March 13, 2017 (the “Record Date”). Each stockholder is entitled to one vote for each share of our common stock held on the Record Date. Our stockholders do not have cumulative voting rights.

Shares Outstanding and Quorum

At the close of business on the Record Date, 88,324,621 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by filling out the proxy card and returning it in the envelope provided. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of shares of our common stock as of the Record Date.

How Your Shares Will Be Voted

If you properly complete your proxy card and send it to the Company prior to the taking of the vote at the Annual Meeting, or submit your proxy electronically by Internet or by telephone before voting closes, your proxy

(one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board: (i) to elect the director nominees listed in “Election of Directors,” (ii) to approve the compensation of the Company’s named executive officers, (iii) to hold future advisory votes on the compensation of the Company’s named executive officers every one year, and (iv) for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the 2017 fiscal year.

Voting on Matters Not in Proxy Statement

The deadlines have passed for stockholders to (i) nominate directors for election to the Board and (ii) for other stockholder proposals to be brought before the Annual Meeting. Thus, only the Company may (i) substitute director nominees or (ii) bring other business before the Annual Meeting. The Company does not plan to substitute any director nominee, and the Company does not intend to raise any matter other than those described in this Proxy Statement at the Annual Meeting.

However, administrative and similar matters can arise at any Annual Meeting. To address such unforeseen matters, your proxy may exercise his or her discretion and authority to vote on such matters incident to the conduct of the Annual Meeting only. Note that this authority is limited by applicable law, the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”), and the listing rules of the New York Stock Exchange (the “NYSE”).

Revoking Proxies or Changing Your Vote

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting.

Voting Rights of Holders of SDRs

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock of the Company underlying their SDRs at the 2017 Annual Meeting as if they directly held the common stock of the Company. Therefore, each holder of SDRs is entitled to one vote for each share of common stock underlying each SDR held on the Record Date. To have their votes counted at the 2017 Annual Meeting, SDR holders must give instructions as to the exercise of their voting rights by proxy or attend and represent their shares of common stock of the Company underlying the SDRs at the Annual Meeting in person.

Non-Voting Shares, Abstentions and Broker “Non-Votes”

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Items 1, 2 and 3 set forth below. Brokers generally have discretionary authority to vote on Item 4 set forth below.

Vote Required to Approve Each Proposal at the Annual Meeting

The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

Item 1:	Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. However, pursuant to the Autoliv, Inc. Corporate

Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the Board for consideration. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept or reject the resignation. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Abstentions and broker non-votes will have no effect on the election of directors.

Item 2:	The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining the outcome of the proposal.

Item 3:	The non-binding advisory vote on the frequency with which stockholders will vote upon a non-binding resolution to approve the compensation of the Company’s named executive officers in future years requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. The frequency option that receives the most affirmative votes is the one that will be deemed approved by the stockholders. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining the outcome of the proposal.

Item 4:	The ratification of the selection of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as a vote against the matter and broker non-votes will have no effect on determining the outcome of the matter.

Principal Executive Offices

The Company’s mailing address is Box 70381, SE-107 24 Stockholm, Sweden, and its principal executive offices are located at Klarabergsviadukten 70, Section B, 7th floor, Stockholm, Sweden SE-111 64. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company, on behalf of the Board, is soliciting the proxies and will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies. Certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail. In addition, the Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of $14,500 plus expenses and Euroclear Sweden AB for a fee of SEK 160,000, or approximately $17,800, plus expenses.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s Third Restated By-Laws (the “By-Laws”) provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board has currently fixed the size of the Board at eleven. Beginning with the 2017 Annual Meeting, the entire Board will be elected annually by stockholders. In previous years, the Board had been divided into classes, with directors in each class elected for three-year terms on a rotating basis at the annual meeting of stockholders at which the term for their class expired. However, at the 2014 annual meeting of stockholders, stockholders approved amendments to the Company’s Restated Certificate of Incorporation to declassify the Board and provide for the annual election of all directors. These amendments phased-in the declassification of the Board over a three-year period.

Robert W. Alspaugh, Jan Carlson, Aicha Evans, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Xiaozhi Liu, James M. Ringler, Kazuhiko Sakamoto and Wolfgang Ziebart, whose present terms will expire at the time of the Annual Meeting, are nominees for election at the 2017 Annual Meeting. If elected, all of the above nominees would serve until the 2018 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death. Mr. George Lorch, a current director, has reached the mandatory retirement age set forth in the Company’s Corporate Governance Guidelines and is not eligible to stand for re-election to the Board at the 2017 Annual Meeting. Mr. Lorch’s service as a director will end at the 2017 Annual Meeting. Effective immediately following the closing of the polls for the election of directors at the 2017 Annual Meeting, the Board will reduce its size to ten members. If any director nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, either the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Nominees for Directors at the 2017 Annual Meeting

Below is a summary presentation of each director nominated for election at the 2017 Annual Meeting.

Robert W. Alspaugh, age 70, has been a director of Autoliv since June 2006 and is the Chairman of the Audit Committee and a member of the Compliance Committee. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior partner for a diverse array of companies across a broad range of industries. He has worked with global companies in Europe and Japan, in addition to those headquartered in the U.S. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the Boards of Directors of Ball Corporation, Verifone Systems, Inc., and Triton International Ltd, which are all public companies, and DSGI Technologies, Inc., a private company. He graduated summa cum laude from Baylor University in Texas in 1970.

The Board believes Mr. Alspaugh’s technical skills and record of achievement gained through his many years of experience working within the global business community support his re-election to the Board.

Jan Carlson, age 56, was appointed a director of Autoliv in May 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007, and has been Chairman of the Board since May 2014. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of the Company’s Executive Committee. Since July 2010, Mr. Carlson has served on the board of directors and compensation committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Since 2010, Mr. Carlson has also served on the board of Teknikföretagen (the Association of Swedish Engineering Industries) and Svenskt Näringsliv (the Confederation of Swedish Enterprise). In addition, Mr. Carlson was elected to the board of Trelleborg AB in April 2013. Mr. Carlson will not stand for re-election to the board of directors of Trelleborg AB in 2017. At the end of February 2017, Mr. Carlson was nominated for election to the board of directors of Telefonaktiebolaget LM Ericsson at its annual meeting of shareholders to be held on March 29, 2017. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physics and Electrical Engineering from the University of Linköping in Sweden.

The Board believes that through his many years of experience with Autoliv, including his current role as President and Chief Executive Officer, Mr. Carlson brings extensive knowledge of the Company, its operations, business and industry to the Board, which support his re-election to the Board.

Aicha Evans, age 48, has been a director of Autoliv since February 2015, and is a member of the Audit Committee and Compensation Committee. Ms. Evans is currently senior vice president and general manager of the Communications and Devices Group at Intel Corporation. In this role, she is responsible for driving wireless engineering for multi-comm products and Intel platforms, including modems, RF, Wi-Fi, GPS, Bluetooth, NFC, FM, LTE, WLAN/WWAN as well as emerging wireless technologies. Previously, she was the general manager of the Intel Mobile Wireless Platform Research and Development Group, where she managed the engineering, software, hardware, strategic planning, and product test teams responsible for providing wireless connectivity ingredients and solutions for all Intel platforms. Prior to Intel, Ms. Evans spent 10 years in various engineering management positions at Rockwell Semiconductors, Conexant and Skyworks. Ms. Evans received a bachelor’s degree in computer engineering from The George Washington University.

The Board believes that Ms. Evans brings to the Board valuable experience gained through service in senior management positions in a number of technology and software companies and extensive knowledge of the technology industry. Her skills and knowledge from within this industry support her re-election to the Board.

Leif Johansson, age 65, has been a director of Autoliv since February 2016, and is a member of the Compensation Committee and Nominating and Corporate Governance Committee. From 1997 to 2011, Mr. Johansson served as President and Chief Executive Officer of The Volvo Group. Before joining Volvo, Mr. Johansson held various positions at AB Electrolux, and served as its President and Chief Executive Officer from 1994 to 1997. Mr. Johansson has served as Chairman of the Board of Telefonaktiebolaget LM Ericsson since 2011 and Chairman of the Board of Astra Zeneca PLC since 2012. In addition to his service on public company boards, Mr. Johansson is a board member of Ecolean AB, the Chairman of the Royal Swedish Academy of Engineering Science, a board member of the European Round Table of Industrialists, a board member of The Confederation of Swedish Enterprise, a Delegate of the China Development Forum, a member of the Board of the Boao Forum for Asia and a member of the Advisory Boards of the Mayor of Beijing and of the Governor of Jiangsu. Mr. Johansson holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

The Board believes that Mr. Johansson’s extensive executive and directorial experience on several international companies in the automotive, manufacturing and technology industries, combined with the knowledge gained through his service on various industry, economic and advocacy organizations, support his re-election to the Board.

David E. Kepler, age 64, has been a director of Autoliv since February 2015 and is a member of the Audit Committee and Compliance Committee. Mr. Kepler was an Executive Vice President of the Dow Chemical Company, a multinational specialty chemical, advanced materials, agrosciences and plastics company, from March 2008 through January 2015, and in this position held the role of Chief Sustainability Officer and Chief Information Officer. Mr. Kepler joined Dow in 1975, and was appointed its Vice President and CIO in 1998, Corporate Vice President in 2001, assumed responsibility for Business Services in 2004, and was appointed Senior Vice President in 2006. He has also been a member of the boards of directors of TD Bank Group since December 2013 and Teradata Corporation since November 2007. Mr. Kepler graduated from the University of California, Berkeley with a bachelor’s degree in Chemical Engineering, and serves as a trustee of the University.

The Board believes that Mr. Kepler’s executive experience as the chief information officer of a global company with additional expertise in corporate sustainability initiatives and risk management, and stature as a recognized leader in the area of cyber-security are all qualities that support his re-election to the Board.

Franz-Josef Kortüm, age 66, has been a director of Autoliv since March 2014 and is a member of the Nominating and Corporate Governance Committee. Prior to joining Autoliv, Mr. Kortüm was Chief Executive Officer of Webasto SE, a producer of automobile roof systems and climate control systems for automobiles, boats and other vehicles, from 1998 to 2012, after joining the company in 1994. Mr. Kortüm was Chief Executive Officer of Audi AG from 1993 to 1994 and, prior to joining Audi, had a 16 year career with what is today Daimler AG in a variety of positions. In addition to his extensive management experience, Mr. Kortüm has served as Vice Chairman of the Supervisory Board of Webasto since 2013, as a Member of the Advisory Board of Brose Fahrzeugteile GmbH & Co. KG since 2005 and as its Chairman since 2013, as a Member of the Supervisory Board of Wacker Chemie since 2003, and as a Member of the Supervisory Board of Schaeffler AG from 2010 to March 2014. From 2004 to 2012, Mr. Kortüm was a Member of the Managing Board of the VDA (German Association of the Automotive Industry). Mr. Kortüm has an MBA-equivalent degree in Business Administration from the University of Regensburg in Germany.

The Board believes that Mr. Kortüm brings a breadth of knowledge and skills related to the automotive industry to the Board. In addition, his corporate governance experience gained through his service on other boards support his re-election to the Board.

Xiaozhi Liu, age 61, has been a director of Autoliv since November 2011 and is a member of the Compensation Committee and Nominating and Corporate Governance Committee. Dr. Liu began her career in the automotive industry in General Motor’s (“GM”) Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer and Chief Technology Officer of GM in China and Chairman and Chief Executive Officer of GM Taiwan. Between 2005 and 2006, she was the Chief Executive Officer and Vice Chairman of Fuyao Glass Industry Group Co. Ltd., a public company listed in Shanghai, and was elected as an independent director of Fuyao Glass Industry Group in October 2013. In 2007, she became the President and Chief Executive Officer of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s board of directors from 2008 through 2011. In 2009, she founded, and is the Chief Executive Officer of, her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering from Friedrich-Alexander University in Erlangen-Nuremburg, Germany and a bachelor’s degree in Electrical Engineering from the Jiaotong University in Xian, China.

The Board believes that Dr. Liu brings a unique and valuable set of skills to the Board, based on a combination of her global experience in engineering and technology in Asia, North America and Europe with her extensive management experience in the automotive industry. Dr. Liu’s knowledge and experience supports her re-election to the Board.

James M. Ringler, age 71, has been a director of Autoliv since January 2002 and is the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as its Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, TechnipFMC plc and JBT Corporation, and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in Business Administration and an M.B.A. degree in Finance from the State University of New York.

The Board believes that Mr. Ringler’s business and management experience in multiple executive positions at Premark International, Inc. and Illinois Tool Works and his deep knowledge of corporate governance gained through his extensive service on the boards of directors of public companies in a wide variety of industries support Mr. Ringler’s re-election to the Board.

Kazuhiko Sakamoto, age 71, has been a director of Autoliv since August 2007 and is the Chairman of the Compliance Committee. During 2016, Mr. Sakamoto was appointed to as an outside auditor of Zenitaka Corporation, a mid-sized construction company listed on the Tokyo Stock Exchange. Since 2012, Mr. Sakamoto has been an advisor at Pasona Inc., a leading human resources provider in Japan. Mr. Sakamoto was previously a Counselor of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, which is one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. He was Senior Executive Vice President of Marubeni Corporation from 2006 through 2008. During his nearly 40-year career with Marubeni Corporation, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. Mr. Sakamoto previously served on the Boards of Directors of Marubeni-Itochu Steel Inc. and Helena Chemical Company. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-1992.

The Board believes that Mr. Sakamoto’s extensive business experience in both Asia and North America brings a unique perspective and valuable set of skills that support Mr. Sakamoto’s re-election to the Board.

Wolfgang Ziebart, age 67, has been a director of Autoliv since December 2015, and is a member of the Audit Committee and Compliance Committee. Dr. Ziebart was previously a director of Autoliv from December 2008 through August 2013, at which time he resigned in order to focus on a new position as Director Group Engineering with Jaguar Land Rover, a multinational automotive company, a role he held until March 2015. Dr. Ziebart had a distinguished career within BMW beginning in 1977 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart is presently employed by Jaguar Land Rover in a consulting role related to vehicle development. Dr. Ziebart also serves on the Supervisory Board of ASML and is the Chairman of the Supervisory Board of Nordex SE. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich in Germany.

Dr. Ziebart’s extensive knowledge of the automotive industry gained through his years of experience, including his particular experience and skills with engineering and development, supports his re-election to the Board.

CORPORATE GOVERNANCE

Stockholder Engagement Efforts

The Company engages with the Company’s stockholders throughout the year to ensure that management and the Board understand and consider the issues that matter most to them, to solicit their views and feedback on various matters and to provide perspective on the Company’s policies and practices. During 2016, members of the Company’s management met with certain of the Company’s stockholders to listen to stockholders and discuss a variety of topics, including corporate governance, compensation, performance, strategy and other matters.

Board Independence

The Board currently consists of eleven members. The Board has determined that all of the director nominees, except Mr. Carlson, are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed (i) information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director, (ii) Company records and (iii) publicly available information. In this regard, the Board considered the following relationships:

•	Jaguar Land Rover, a multinational automotive company, where Dr. Ziebart serves as a technical design director, purchases products from the Company in the ordinary course of business; and

•

Intel Corporation, a semiconductor manufacturing company, where Ms. Evans serves as senior vice president and general manager of the communications and devices group, supplies products to the Company in the ordinary course of business.

In both of these cases, the amounts received from Jaguar Land Rover and the amounts paid to Intel Corporation did not exceed the greater of $1 million or 2% of such company’s consolidated gross revenues. Based on the foregoing, the Board concluded that neither Dr. Ziebart nor Ms. Evans directly or indirectly has a material interest in the respective transactions with Jaguar Land Rover or Intel Corporation, respectively. The Board has also determined that none of the independent directors has a relationship with the Company other than as a director and/or a stockholder of the Company.

Board Leadership Structure and Risk Oversight

Board Leadership

The Board is responsible for selecting the Company’s Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”). The By-Laws and the Company’s Corporate Governance Guidelines do not require the separation of the positions of the Chairman and the CEO. The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairman that it deems best for the Company.

The Board periodically evaluates the Company’s leadership structure and determines whether combining or separating the roles of CEO and Chairman is in the best interests of the Company and its stockholders based on circumstances existing at the time. For several years, the Company had separated the positions of CEO and Chairman and had an independent Chairman, although the Board has utilized different structures in the past, including having one person serve as the CEO and the Chairman or having a non-independent Chairman with a lead director.

In May 2014, the Board appointed Jan Carlson to serve as the Chairman, in addition to his role as CEO. The Board believes the combined role of CEO and Chairman under Mr. Carlson is the appropriate leadership structure for the Company at this time. Combining the CEO and Chairman roles under Mr. Carlson provides efficient and effective decision-making and unified leadership for the Company, with a single person setting the tone for management of the Company. Mr. Carlson is well-suited to serve in the Chairman role because his familiarity with the Company’s business enables him to effectively lead the Board in its discussion, consideration and execution of the Company’s strategy. The Board believes that combining the CEO and Chairman roles under Mr. Carlson facilitates the flow of information between the Board and the Company’s management and better enables the Board to fulfill its oversight role.

In considering its leadership structure, the Board believes that the combined roles of Chairman and CEO are appropriately balanced by the designation of a Lead Independent Director. In May 2014, the Board appointed George A. Lorch as the Lead Independent Director to serve as the principal liaison between the Chairman and the other independent directors and to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders. Mr. Lorch was re-appointed to this position in May 2016. Mr. Lorch presides over the executive sessions of the independent directors. Upon the ending of Mr. Lorch’s service as a director at the 2017 Annual Meeting, the Board will appoint a new Lead Independent Director. The duties of the Lead Independent Director include, but are not necessarily limited to, the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including chairing executive sessions of the non-management directors;

•	Serves as liaison between the non-management directors and the Chairman;

•	Has the authority to call meetings of the non-management directors;

•

Approves meeting agendas of the full Board after they are prepared by the Chairman, assures that there is sufficient time for discussion of all agenda items, and facilitates approval of the number and frequency of Board meetings;

•

Is regularly apprised of inquiries from stockholders and involved in correspondence responding to these inquiries when appropriate, and if requested by stockholders, ensures that he or she is available, when appropriate, for consultation and direct communication;

•

Assists the Nominating and Corporate Governance Committee in its annual evaluation of the CEO’s effectiveness as Chairman and CEO, including an annual evaluation of his or her interactions with the directors and ability to provide leadership and direction to the full Board; and

•	Approves information sent to the Board, including the quality and timeliness of such information.

Risk Oversight

The Board is responsible for the oversight of risk management of the Company with various aspects of risk oversight delegated to its committees. The Audit Committee is responsible for monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards. The Audit Committee also receives enterprise risk management reports from management on a regular basis. The Compliance Committee is responsible for monitoring legal and regulatory risks as well as ethical and other compliance risks. The Audit Committee and the Compliance Committee regularly coordinate oversight of risks identified in the enterprise risk management reports. In its meetings, the Board receives reports from various Board committees and management, including the CEO and the Company’s Chief Financial Officer (“CFO”) regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Board will receive periodic risk-related updates from other members of management as necessary.

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and the Company’s compensation recoupment policy. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met five times during the year ended December 31, 2016. All directors serving during 2016 participated in at least 80% of the total number of meetings of the Board and committees on which they served. Following each of the meetings of the full Board, the independent directors met in executive session without management participating, for a total of five times in 2016.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or its committees. Non-employee directors receive an annual board retainer, which is higher for a non-employee Chairman of the Board, and committee chairs and the Lead Independent Director receive compensation in addition to the retainer for their commitments.

Effective for 2016, the Board amended the Director Compensation Policy to (i) increase the annual base retainer, lead director annual supplemental retainer, and the Audit Committee chair annual supplemental retainer to $240,000, $40,000 and $30,000, respectively, and (ii) provide that one-half of the annual retainer for our non-employee directors will be paid in fully-vested shares of our common stock at the beginning of the year following the year of service. The Board also revised the non-employee director stock ownership policy to require each non-employee director to acquire and hold shares of our common stock in an amount equivalent to three times the director’s annual base retainer. Directors have six years to reach the new ownership requirements. Any newly-appointed or elected non-employee director will have until January 1 of the seventh year after the date such non-employee director is appointed or elected, as applicable, to reach the minimum ownership requirements. The following table summarizes the 2016 director compensation structure, as compared to 2015:

Annual Base Retainer	2015	2016
All Non-Employee Directors other than Chairman	$220,000	$240,000
Non-employee Chairman	$390,000	$390,000
Lead Independent Director Annual Supplemental Retainer	$30,000	$40,000
Committee Chair Annual Supplemental Retainers
Audit Committee	$20,000	$30,000
Compensation Committee	$20,000	$20,000
Nominating and Corporate Governance Committee	$20,000	$20,000
Compliance Committee	$20,000	$20,000

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2016, none of the directors elected to defer any of their compensation.

Effective for 2017 service, the Board has amended the Director Compensation Policy primarily to (i) provide for payments in advance, rather than in arrears, and (ii) provide that one-half of the annual retainer will be paid in the form of restricted stock units (RSUs), rather than fully-vested shares of stock, which RSUs will be granted on the date of the annual meeting and will vest on the earlier of (a) date of the next annual meeting, or (b) the one-year anniversary of the grant date. In addition, the Board revised the non-employee director stock ownership policy to require each non-employee director to acquire and hold shares of the Company’s common stock in an amount equivalent to five times the cash component of the annual Board retainer (as opposed to three times the annual base retainer as a whole), with five years for the existing directors to reach the new ownership requirements. Compensation levels for 2017 service remain unchanged from 2016 levels, as described above.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2016 for services rendered as members of the Board:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(2)	Total ($)(1)(2)
Robert W. Alspaugh	150,000	-	120,000	270,000
Aicha Evans	120,000	-	120,000	240,000
Leif Johansson	100,000	-	100,000	200,000
David Kepler	120,000	-	120,000	240,000
Franz-Josef Kortüm	120,000	-	120,000	240,000
Xiaozhi Liu	120,000	-	120,000	240,000
George A. Lorch	180,000	-	120,000	300,000
James M. Ringler	140,000	-	120,000	260,000
Kazuhiko Sakamoto	140,000	-	120,000	260,000
Wolfgang Ziebart	120,000	-	120,000	240,000

(1)	The cash portion of director compensation is set in USD and converted to director’s local currency, as applicable, at the then-current exchange rate on the date of payment.

(2)	On February 15, 2016, the non-employee directors were granted fully-vested shares of the Company’s common stock as payment of one-third of the 2015 annual retainer, the grant date fair value of which was included in the director compensation table in our 2016 proxy statement. Regarding 2016 service, each non-employee director will receive his or her grant of fully-vested shares of the Company’s common stock as payment of one-half of the 2016 annual retainer at the 2017 Annual Meeting in order to transition to the new payment schedule described immediately above. Non-employee directors will also receive the advance RSU grant for 2017 service at the 2017 Annual Meeting. In order to accurately reflect the compensation the non-employee directors received for services rendered during the year ended December 31, 2016, we have included in the “All Other Compensation” column the cash equivalent of the fully-vested stock grant that will be made at the 2017 Annual Meeting.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to guide the Board in the exercise of its responsibilities. The Board has also adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had Standards of Business Conduct and Ethics that apply to all employees of the Company and a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Standards of Business Conduct and Ethics are collectively referred to herein as the “Codes”).

The Company has also adopted a written policy regarding related person transactions (the “Related Person Transactions Policy”), which is part of the Standards of Business Conduct and Ethics. The Company’s Corporate Governance Guidelines, the Codes and the Related Person Transactions Policy, and any amendments or waivers related thereto, are posted on the Company’s website at www.autoliv.com – About Us – Governance – Ethics and Policies, and can also be obtained from the Company in print by request using the contact information below.

Policy on Attending the Annual Meeting

Under the Company’s Corporate Governance Guidelines, the Company’s policy is for all directors to attend the Annual Meeting. All current directors participated in the 2016 annual meeting of stockholders.

Related Person Transactions

As a general matter, the Company prefers to avoid related person transactions (as defined below). The Company recognizes, however, that certain related person transactions may not be inconsistent with the best interests of the Company and its stockholders. The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee or, in certain circumstances, its Chairman. As provided in the Related Person Transactions Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company

(including any of its subsidiaries) was, is or will be a participant and in which any “Related Person” (as defined in the Related Person Transactions Policy) had, has or will have a direct or indirect interest. In determining whether to approve a related person transaction, the Audit Committee considers all of the known relevant facts and circumstances, including the benefit of the transaction to the Company, the terms of the agreement with the Related Person, the possible impact on a director’s independence, the availability of other sources for goods or services comparable to those provided by the Related Person, and any other information regarding the transaction or the Related Person that may be material.

Since the beginning of 2016, no transactions took place or are currently proposed that the Company determined to require disclosure under Section 404(a) of Regulation S-K.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the lead independent director or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party, to the Board or to sessions of independent directors as a group.

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has also formed a special Compliance Committee. The Board has determined that all members of the Audit, Compensation, Nominating and Corporate Governance and Compliance Committees qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. While no formal policy exists regarding the attendance of the CEO and the Chairman at committee meetings, the practice of the Board is to invite the CEO and the Chairman to attend each committee meeting and excuse them when matters relating to them are discussed. The Lead Independent Director is also invited to attend all committee meetings. The following table shows the composition of the committees of the Board:

Board Committee Composition
	January 1 – May 10, 2016	May 10, 2016 – Current
Audit Committee	Robert W. Alspaugh (C) Franz-Josef Kortüm David E. Kepler	Robert W. Alspaugh (C) Aicha Evans David E. Kepler Wolfgang Ziebart
Compensation Committee	James M. Ringler (C) Franz-Josef Kortüm Xiaozhi Liu George A. Lorch	James M. Ringler (C) Aicha Evans Leif Johansson Xiaozhi Liu George A. Lorch
Nominating and Corporate Governance Committee	George A. Lorch (C) Xiaozhi Liu James M. Ringler Kazuhiko Sakamoto	George A. Lorch (C) Leif Johansson Franz-Josef Kortüm Xiaozhi Liu James M. Ringler
Compliance Committee	Kazuhiko Sakamoto (C) Robert W. Alspaugh David E. Kepler	Kazuhiko Sakamoto (C) Robert W. Alspaugh David E. Kepler Wolfgang Ziebart

The Audit Committee appoints, subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also (i) reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; (ii) approves any non-audit services provided to the Company by its independent auditors; (iii) reviews possible violations of the Company’s business ethics and conflicts of interest policies; (iv) reviews any major accounting changes made or contemplated; (v) reviews the effectiveness and efficiency of the Company’s internal audit staff; and (vi) monitors financial risk and discusses risk oversight and management as part of its obligations under the NYSE’s listing standards, including receiving enterprise risk management reports from management on a regular basis. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of related person transactions. Members of this committee are Messrs. Alspaugh (Chairman), Kepler and Ziebart and Ms. Evans. The Audit Committee met nine times in 2016.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. The Compensation Committee also assists the Board in developing principles and policies related to succession of senior management. Members of this committee are Messrs. Ringler (Chairman), Johansson and Lorch, Ms. Evans and Dr. Liu. The Compensation Committee met five times in 2016.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws. Members of this committee are Messrs. Lorch (Chairman), Johansson, Kortüm and Ringler and Dr. Liu. The Nominating and Corporate Governance Committee met four times in 2016.

The Compliance Committee was formed as a special committee of the Board in June 2011 to assist the Board in overseeing the Company’s compliance program with respect to (i) compliance with the laws and regulations applicable to the Company’s business and (ii) compliance with the Company’s Standards of Business Conduct and Ethics and related policies by employees, officers, directors and other agents and associates of the Company that are designed to support lawful and ethical business conduct by the Company and its employees and promote a culture of compliance. The Compliance Committee also oversees the investigation of any alleged noncompliance with law or the Company’s compliance programs policies or procedures that is reported to the Compliance Committee (except any relating to financial compliance, which are overseen by the Audit Committee). Members of this committee are Messrs. Sakamoto (Chairman), Alspaugh, Kepler and Ziebart. The Compliance Committee works closely with the other committees of the Board and has three members that also serve on the Audit Committee, one of which serves as the Chairman. The Compliance Committee met four times in 2016.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter. The committee’s current charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Alspaugh has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC. Pursuant to the charter of the Audit Committee, no member of the Audit Committee may serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such Audit Committee member to effectively serve on the Audit Committee. The Board has discussed this simultaneous service with Mr. Alspaugh, including the demands and time commitment attendant to such simultaneous service, and determined that such service would not impair his ability to effectively serve on the Audit Committee. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the Company’s management and independent auditors. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on AS No. 16, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The Audit Committee reviews and oversees the independence of the independent auditors and has concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

Aicha Evans

David E. Kepler

Wolfgang Ziebart

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals who are qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees and is responsible for maintaining the Company’s Corporate Governance Guidelines and overseeing the evaluation of the Board and its committees and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter. A copy of the committee’s charter is available on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee considered and recommended that Mr. Robert W. Alspaugh, Mr. Jan Carlson, Ms. Aicha Evans, Mr. Leif Johansson, Mr. David E. Kepler, Mr. Franz-Josef Kortüm, Dr. Xiaozhi Liu, Mr. James M. Ringler Mr. Kazuhiko Sakamoto, and Dr. Wolfgang Ziebart be nominated for election by the stockholders at the Annual Meeting. Ms. Evans, Dr. Liu, Dr. Ziebart and Messrs. Alspaugh, Johansson, Kepler, Kortüm, Ringler and Sakamoto are each “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided such nomination is submitted to the committee within the time period set forth in Article II, Section 6 of the By-Laws. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the candidates, including the following: candidate has (i) attained a position of leadership in the candidate’s area of expertise, (ii) business and financial experience relevant to the Company, (iii) demonstrated sound business judgment, (iv) expertise relevant to the Company’s lines of business, (v) independence from management, (vi) the ability to serve on standing committees and (vii) the ability to serve the interests of all stockholders. The Nominating and Corporate Governance Committee routinely considers board candidates with a broad range of educational and professional experiences from a variety of countries. While the Board has no separate formal policy, the Company’s Corporate Governance Guidelines provide that the backgrounds and experiences of the director nominees shall reflect the global operations of the Company. The current Board consists of directors who are citizens of or reside in multiple countries including the U.S., Sweden, Japan, China and Germany and directors with a wide range of management, operating, finance and engineering skills. The Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, with a particular emphasis on seeking out individuals with a wide variety of management, operating, engineering, technology and finance experiences and skills as well as individuals from the Company’s different operating regions. The Nominating and Corporate Governance Committee continues to look for opportunities to further progress its diversity initiatives.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman of the committee or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications in light of the qualifications of any individuals the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

George A. Lorch, Chairman

Leif Johansson

Franz-Josef Kortüm

Xiaozhi Liu

James M. Ringler

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter. The charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for (i) reviewing annually the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; (ii) evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iii) evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and setting the compensation of such other executive officers based on this evaluation; (iv) evaluating annually the appropriate level of compensation for Board and committee service by non-employee directors; (v) reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; (vi) reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; (vii) reviewing and discussing with management the CD&A, beginning on page 22 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; (viii) preparing the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and (ix) reviewing the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement or annual report on Form 10-K.

The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In June 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its new independent advisor. FW Cook reported directly to the Compensation Committee with respect to executive compensation matters. In 2016, the Company also engaged Towers Watson as a compensation consultant. For additional information regarding the role of each of these compensation consultants and the scope of their engagement, see page 31 of this Proxy Statement.

The Compensation Committee considered the independence of Towers Watson and FW Cook in light of the SEC rules and NYSE listing standards. The Compensation Committee also received a letter from each of Towers Watson and FW Cook addressing their independence. The Compensation Committee considered the following factors in determining the independence of the compensation consultants: (i) other services provided to the Company by each of Towers Watson and FW Cook; (ii) fees paid by the Company as a percentage of each consultant’s total revenue; (iii) policies or procedures maintained by Towers Watson and FW Cook that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and Towers Watson or FW Cook or the individual consultants involved in the engagement. The Compensation Committee discussed these independence factors and concluded that the work of Towers Watson and FW Cook did not raise any conflicts of interest.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the Company’s 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), the Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with applicable rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate. In addition, the Compensation Committee has delegated the authority to determine certain grants under the Company’s long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program.

The Group Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the compensation committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2016 Annual Report on Form 10-K.

James M. Ringler, Chairman

Aicha Evans

Leif Johansson

Xiaozhi Liu

George A. Lorch

The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the NASDAQ Stockholm, are subject to the Swedish Corporate Governance Code (the “Swedish Code”). This is a codification of best practices for Swedish listed companies based on Swedish practices and circumstances. The Swedish Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can elect to either apply the Swedish Code or the corresponding local rules and codes where the company’s shares have their primary listing or where the company is headquartered. As a Delaware corporation with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. These U.S. rules and standards are described in the “Corporate Governance” section beginning on page 88 of the Company’s Annual Report for the fiscal year ended December 31, 2016. In addition, this Proxy Statement provides detailed information on various subjects covered by the Swedish Code.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future. All forward-looking statements including, without limitation, statements regarding the expected consummation of the joint venture with Volvo Cars, management’s examination of historical operating trends and data as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements.

In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; changes in general industry and market conditions or regional growth or decline; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies; consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report for the fiscal year ended December 31, 2016.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Chairman of the Board, President and Chief Executive Officer, can be found on page 4 of this Proxy Statement):

Mats Backman, age 49, Chief Financial Officer and Group Vice President, Finance since May 2016. From 2013 until his appointment to his current position, Mr. Backman served as Executive Vice President and Chief Financial Officer of Sandvik AB (“Sandvik”), a maker of high-tech tools, tooling systems and steel and alloy products. Mr. Backman has been with Sandvik since 2007, and also served as its Acting President and Chief Executive Officer from August 2015 through October 2015, its Senior Vice President & Chief Financial Officer, Tooling from 2012 to 2013, and its Chief Financial Officer, IT & Business Development, Sandvik Machining Solutions from 2009 to 2012. Mr. Backman has a BSc in Business Administration & Economics from the University of Stockholm in Sweden.

Mikael Bratt, age 50, President, Passive Safety since May 2016. Prior to joining Autoliv, Mr. Bratt spent almost 30 years with the Volvo Group, including most recently as EVP Group Trucks Operations, part of the group executive management team since 2008, in which role he managed a team of 35,000 people, 50 factories, 60 distribution centers and an annual turnover of approximately $18 billion. Prior to this, he served as Chief Financial Officer of the Volvo Group. Mr. Bratt studied business administration at the University of Gothenburg, Sweden.

Karin Eliasson, age 55, Group Vice President Human Resources since August 2014. Prior to joining Autoliv Ms. Eliasson was Senior Vice President and Head of Group Human Resources at TeliaSonera AB, a leading Nordic and Baltic telecommunications company, since 2008. Prior to joining TeliaSonera, Ms. Eliasson was Senior Vice President Human Resources at Svenska Cellulosa Aktiebolaget, SCA. She was previously the CEO of Novare Human Capital AB and Vice President Organizational Development at Stora Enso AB. Ms. Eliasson is a board member of PRI Pensionsgaranti and Vice Chairman of assembly of representatives, Skandia. She holds a Bachelor of Science in Human Resources from Mid Sweden University, Sweden.

Steven Fredin, age 55, Chief Technology Officer and Group Vice President Business Development since October 2016, after being Group Vice President Sales & Engineering since September 2014 and President Autoliv Americas since March 2011 and Vice President Engineering previous to that. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Mr. Fredin has also served as Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University.

Thomas Jönsson, age 50, Group Vice President of Corporate Communications since May 2013. Prior to joining Autoliv on January 21, 2013, Mr. Jönsson was Vice President of Brand and External Communications for TeliaSonera, a leading Nordic and Baltic telecommunications company, a position he held from June 2010 to December 2012. Before joining TeliaSonera, Mr. Jönsson had an international career in communications working for Nokia, a global telecommunications company, which he joined in 1999. During his 11 years with Nokia, he held various positions in Sweden, the United Kingdom, Finland, and China. Mr. Jönsson started his career in communications with Intel Corporation in 1996. He studied Business Administration at the University of Stockholm.

Johan Löfvenholm, age 47, President, Electronics since October 2016, after being Group Vice President Products & Process Development since September 2014, Chief Technology Officer since March 2014 and Vice President Engineering since November 2011. Mr. Löfvenholm has worked for Autoliv since 1995 when he started his career as a trainee. Since then he has held several positions within the Company, such as Product Development Manager of Autoliv Sweden and Tech Center Director of Autoliv Sweden. In December 2004, Mr. Löfvenholm took on a regional responsibility when he was appointed Director of Technical & Marketing for Autoliv Asia Pacific. In this role he was also a member of the Asia Pacific Management Team as well as a member of the Autoliv Research & Development Board. In January 2008, Mr. Löfvenholm was appointed President of Autoliv India and was responsible for all Autoliv operations in India and in parallel also engaged in his previous engineering role. In July 2010, Mr. Löfvenholm took on the position of Vice President Electronics Europe, with responsibility for all passive electronic operations in Europe as well as membership on the Autoliv Europe and Electronics Management Board teams. Mr. Löfvenholm holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

Svante Mogefors, age 62, Group Vice President Quality, since April 2005, after having been Director Corporate Quality of Autoliv AB since 2003. In March 2009, Mr. Mogefors took the additional role of Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several roles within the Company, including in the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Lars Sjöbring, age 49, Group Vice President Legal Affairs, General Counsel and Secretary since November 2015. Mr. Sjöbring most recently served as Senior Vice President and General Counsel of Transocean Ltd., a leading international provider of offshore contract drilling services, from March 2014 through November 2015. Prior to his time with Transocean, Mr. Sjöbring served as Autoliv’s Vice President Legal Affairs, General Counsel and Secretary from September 2007 until February 2014. Mr. Sjöbring has also held various positions with Telia AB, the predecessor to TeliaSonera AB; Skadden Arps, Slate, Meagher and Flom LLP; and at Nokia Corporation. Mr. Sjöbring holds Master of Law degrees from the University of Lund in Sweden and Amsterdam School of International Relations (ASIR) in the Netherlands; and a Master of Corporate Law degree from Fordham University School of Law in New York. Mr. Sjöbring is admitted to practice law in the State of New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2016 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 28, 2017 for (i) each of our directors and nominees; (ii) our named executive officers (as defined on page 22 of this Proxy Statement); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)

Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Alecta pensionsförsäkring, ömsesidigt(3)	8,362,500	9.5%
Regeringsgatan 107, SE-103 73
Stockholm, Sweden
AMF Pensionsförsäkring AB(4)	5,788,026	6.6%
Klara Södra Kyrkogata 18
SE-113 88, Stockholm, Sweden
Swedbank Robur Fonder AB(5) SE-105 34, Stockholm, Sweden	5,361,043	6.1%

Directors and Named Executive Officers
Robert W. Alspaugh	3,800	*
Mats Backman(6)	0
Mikael Bratt(7)	0
Jan Carlson	116,909	*
Aicha Evans	584	*
Steven Fredin	14,599	*
Leif Johansson	12,000	*
David Kepler	584	*
Franz-Josef Kortüm	1,030	*
Xiaozhi Liu	2,569	*
George A. Lorch	3,066	*
Frank Melzer(8)	2,729
Jonas Nilsson(9)	-
James M. Ringler	3,727	*
Kazuhiko Sakamoto	2,527	*
Lars Sjöbring	383	*
Mats Wallin(10)	1,783	*
Wolfgang Ziebart	819	*

All directors, named executive officers and executive officers as a group (23 individuals)(11)	217,133	*

* Less than 1%

(1)	Based on 88,323,765 shares of the Company’s common stock outstanding as of February 28, 2017. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes restricted stock units that vested on February 15, 2017 and February 19, 2017 and shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days: Jan Carlson – 26,562 shares; Steven Fredin – 9,362 shares; Frank Melzer – 2,138 shares.

(3)	The number of shares owned was provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 7 to its Schedule 13G filed with the SEC on January 18, 2017, indicating beneficial ownership as of December 31, 2016. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(4)	The number of shares owned was provided by AMF Pensionsförssäkring AB, pursuant to Amendment No. 4 to its Schedule 13G filed with the SEC on February 7, 2017, indicating beneficial ownership as of December 31, 2016. AMF Pensionsförssäkring AB reported sole power to vote and dispose of 3,300,000 shares and shared power to vote and dispose of 2,488,026 shares.

(5)	The number of shares owned was provided by Swedbank Robur Fonder AB pursuant to its Schedule 13G filed with the SEC on January 18, 2017, indicating beneficial ownership as of December 31, 2016. Swedbank Robur Fonder AB reported sole power to vote 4,664,016 shares and sole power to dispose of 5,361,043 shares.

(6)	Mr. Backman commenced employment with the Company as our CFO and Group Vice President, Finance on May 1, 2016.

(7)	Mr. Bratt commenced employment with the Company as our President, Passive Safety on May 1, 2016.

(8)	Mr. Melzer is our former President, Electronics, and ceased serving in that role on October 1, 2016.

(9)	Mr. Nilsson is our former President, Autoliv Europe, and ceased serving in that role on May 19, 2016.

(10)	Mr. Wallin is our former CFO and Group Vice President, Finance, and ceased serving in that role on May 1, 2016.

(11)	Includes 38,062 shares issuable upon exercise of options exercisable within 60 days and restricted stock units that vested on February 15, 2017 and February 19, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies.

Our Named Executive Officers in 2016

In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” are the CEO, current CFO and three other current executive officers who had the highest total compensation during 2016. In addition, our named executive officers for 2016 include one former CFO who continued working actively during parts of 2016 and two former executives who signed mutual separation agreements with the Company during 2016. These individuals are as follows:

•	Jan Carlson (President and CEO),

•	Mats Backman(1) (CFO and Group Vice President, Finance),

•	Mats Wallin(2) (Former CFO and Group Vice President, Finance),

•	Mikael Bratt(1) (President, Passive Safety),

•	Steven Fredin(3) (CTO and Group Vice President, Business Development),

•	Lars Sjöbring (Group Vice President Legal Affairs, General Counsel and Secretary),

•	Frank Melzer(2) (Former President, Electronics), and

•	Jonas Nilsson(2) (Former President, Autoliv Europe).

(1)	Mr. Backman and Mr. Bratt commenced employment with the Company on May 1, 2016.

(2)

Mr. Wallin stepped down as the Company’s CFO and Group Vice President, Finance, effective as of May 1, 2016. Jonas Nilsson stepped down as the Company’s President, Autoliv Europe, effective as of May 19, 2016. Frank Melzer stepped down as the Company’s President Electronics, effective as of October 1, 2016.

(3)	Effective as of October 1, 2016, Mr. Fredin’s title changed from Group Vice President, Sales & Engineering, to CTO and Group Vice President, Business Development.

Executive Summary

The following provides a brief overview of our fiscal year 2016 compensation program for our named executive officers:

•	Total compensation for our named executive officers in 2016 continued to consist of base salary, annual non-equity incentives, long-term equity incentives and retirement/pension related benefits.

•

In deciding compensation levels during the compensation review at the beginning of 2016, one of the Compensation Committee’s objectives was for base salaries and total direct compensation to approximate the market median (+/- 25%) of the relevant market data linked to the country in which the named executive officer was located.

•

During 2016, the Compensation Committee approved a new long-term equity incentive (LTI) program to more closely reflect market practice and align pay delivery with our financial performance. The first grants under the new LTI program, pursuant to which performance shares (PSs) replaced stock options, were made in February 2016. For executive officers, fifty percent (50%) of the grant value was granted in the form of PSs and fifty percent (50%) of the grant value was granted in the form of restricted stock units (RSUs).

•

The compensation of our named executive officers is significantly affected by our financial results. Our annual non-equity incentive awards are based on our operating income, and our operating income in 2016 was approximately 16.5% higher than our operating income in 2015. As a result, each of our named executive officers earned 155% of target payout for annual non-equity incentive awards in 2016, an increase from the prior year’s payout of 102%.

•

Each year, as part of the Compensation Committee’s annual compensation review process reflecting market considerations plus considerations related to individual roles and experience, the Compensation Committee approves an “annual target grant value” for the LTI award for each named executive officer. In past years when we granted a combination of stock options and RSUs, the number of RSUs granted was determined by dividing half of the approved target grant value by the closing price for a share of our common stock on the NYSE on the grant date, which was similar to the accounting value for RSUs. However, in determining the number of stock options, the remaining half of the target grant value was divided by one-third of the closing price for a share on the grant date, which was our internally assumed value of an option, independent of the accounting value for the option. Accordingly, the reported accounting value of RSUs disclosed in the “Stock Awards” column of our Summary Compensation tables in our proxy statements for the corresponding years closely approximated the approved target grant value (50%), but the reported accounting value of stock options was lower than the approved target grant value (50%). For example, in our 2016 proxy statement (reporting 2015 compensation, the “2016 Proxy Statement”), the reported accounting value of the named executive officers’ RSUs was 46.7% of the approved target grant value, and the reported accounting value of the named executive officers’ stock options was 22.1% of the approved target grant value. In our 2016 Proxy Statement, the total reported accounting value of the named executive officers’ RSUs and stock options was 68.8% of the approved target grant value. For named executive officers reported in the Summary Compensation Table on page 39 of this Proxy Statement who also had stock options grants reported in last year’s proxy statement, the reported year-over-year accounting values appear higher than only the approved 3% increase due to changes in the grant valuation methodology, as further described below under “Key Components of Executive Compensation – Long-Term Incentives – Changes in Methodology.”

•

In connection with his commencement of employment with the Company, Mr. Bratt received a cash signing bonus. A description of Mr. Bratt’s employment arrangement with the Company is set forth below under “Additional 2016 Compensation Decisions.”

•

In connection with an internal reorganization, effective as of October 1, 2016, Mr. Fredin’s title changed from Group Vice President, Sales & Engineering, to CTO and Group Vice President, Business Development. His change in title did not have any impact on Mr. Fredin’s 2016 compensation.

•

In 2016, the Company entered into mutual separation agreements with its former President, Autoliv Europe, Jonas Nilsson, and former President, Electronics, Frank Melzer. The descriptions of both Mr. Nilsson’s and Mr. Melzer’s separation agreements may be found below under “Potential Payments Upon Termination or Change in Control.”

Compensation Philosophy

The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate and retain exceptional management talent. In addition, total compensation offered to our executive management should ideally be based on local markets yet provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness. In furtherance of these objectives, the Company sought a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. The Company believes that such a balanced compensation structure focuses our executive officers on increasing long-term stockholder value while providing fewer incentives for undue risk in the short-term.

We also consider the competitive environment where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

•	Individual performance and potential relative to market.

•	Long-term succession planning and talent management.

•	Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.

•	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, our compensation programs have the following objectives:

Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success.

Objective B	Align the interests of the executives and the stockholders.

Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations.

Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company.

Key Components of Executive Compensation

With these objectives in mind, the Compensation Committee has built an executive compensation program within a framework that includes four principal compensation components: (i) base salary, (ii) annual non-equity incentives, (iii) equity incentives pursuant to our long-term stock incentive program and (iv) retirement / pension benefits. The Company has also entered into contractual arrangements to specify the Company’s and the executive’s obligations under separation events such as a termination of employment or change in control of the Company.

The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Carlson, Backman, Wallin, Bratt and Nilsson, in U.S. dollars (“USD”) for Messrs. Fredin and Sjöbring and in Euro (“EUR”) for Mr. Melzer, except for the annual target grant value of the LTI awards for which the compensation is set in USD for all of our named executive officers. All amounts have been converted to USD using the following exchange rates: 1 USD = 9.0971 SEK = 0.9509 EUR. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years. We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation may vary significantly from the exchange rates prevailing at the time this Proxy Statement is prepared. As a result, the year-to-year percentage changes in compensation reviewed and approved by the Compensation Committee may differ significantly from the percentage changes in compensation presented in this Proxy Statement due to fluctuations in exchange rates.

Annual Compensation – Base Salary – Supporting Objective A

Purpose. Provides a set level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels are primarily a function of the Compensation Committee’s assessment of:

•	the market where the executive will be located,

•	the compensation required to induce the executive to accept a position at the Company, and

•	the Company’s need to fill the position either internally or externally.

The Compensation Committee also intends for base salary to comprise, on average and over time, 40% of total direct compensation for the CEO and 50% for all other named executive officers.

Annual Compensation – Annual Non-Equity Incentives – Supporting Objectives A, B, C & D

Purpose. Recognizes short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and other executives, the Company pays an annual non-equity incentive based on a “target amount” and the Company’s “Operating Income.” Target amounts are a percentage of the executive’s base salary, as reflected in the following table.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2016
Named Executive Officer	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson	0%	75%	150%
Mats Backman(1)	0%	45%	90%
Mats Wallin(2)	0%	45%	90%
Mikael Bratt(1)	0%	45%	90%
Steven Fredin	0%	45%	90%
Lars Sjöbring	0%	35%	70%
Frank Melzer(2)	0%	45%	90%
Jonas Nilsson(3)	0%	45%	90%

(1)	Pursuant to the terms of their employment agreements, Mr. Backman and Mr. Bratt were eligible to receive a pro-rated non-equity incentive award with respect to 2016 after joining the Company in May 2016.

(2)	Mr. Wallin ceased serving as our CFO and Group Vice President, Finance as of May 1, 2016, and Mr. Melzer ceased serving as our President, Electronics as of October 1, 2016 but both remained eligible to receive their full-year non-equity incentive award for 2016.

(3)	Mr. Nilsson was eligible to receive a pro-rated non-equity incentive award with respect to 2016 after having ceased serving as our President, Autoliv Europe as of May 19, 2016.

The actual annual non-equity incentive awards are determined as a percentage of the target non-equity incentive award per named executive officer based on the Company’s “Operating Income” in the year for which the bonus is calculated compared with the previous year’s Operating Income.

•	Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

•	Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payout under the program.

•	Target: If the Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

Annual non-equity incentive awards are directly tied to the Company’s performance. Accordingly, over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly, as reflected in the table below.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2016	1.55 x target
2015	1.02 x target
2014	0.83 x target

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our goal of a “one Autoliv” approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating largely unchanged for several years.

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric. The Compensation Committee has not exercised such discretion in recent years, including in 2016.

Changes to Non-Equity Incentive Program. For information regarding the changes we implemented to our Non-Equity Incentive Program in 2017, see “Material Changes to 2017 Compensation Program” later in this CD&A.

Long-Term Incentives – Equity Incentives – Supporting Objectives A, B, C & D

Purpose. Provides our executive officers with a long-term incentive to build value for our stockholders.

Long-term equity incentives for our named executive officers and other key employees represent a significant part of their total direct compensation. In 2016, the LTI program had 334 participants, compared to 313 participants in 2015 and 275 in 2014.

In 2016, the Compensation Committee approved a new LTI mix for our named executive officers and executive officers, such that approximately 50% of their 2016 LTI grant value was provided in the form of PSs and 50% was provided in the form of RSUs. With the implementation of this new program, the Compensation Committee eliminated its historical practice of granting stock options.

The executive officer may earn 0-2x the target number of PSs based on the Company’s achievement of specified goals for the Company’s compound annual growth rate (CAGR) for sales, and the Company’s CAGR for earnings per share relative to the CAGR for Global Light Vehicle Production reported by IHS, with each weighted 50% over a three-year performance period.

To provide a smooth transition to the new LTI program, RSUs issued in 2016 were scheduled to vest in three approximately equal annual installments beginning on the first anniversary of the grant date, subject to the executive’s continued employment with the Company on each vesting date. However, beginning with the 2017 LTI grant, the RSUs will cliff vest on the third anniversary of the grant date, subject to the executive’s continued employment with the Company on the vesting date.

We believe that RSUs provide a powerful tool to retain valuable executives because:

•	RSUs are easy to understand and communicate;

•	Due to the three-year vesting schedule, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value; and

•	RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and ownership accumulation that provides alignment with stockholders.

We believe that PSs focus and direct the efforts of our executives toward the attainment of critical multi-year corporate objectives as well as further encourage employment retention because:

•	The performance metrics selected for the PSs are reflected in our long-term value creation and

•	Due to the three-year performance period, PSs parallel the RSUs in encouraging the executive to stay with the Company or forfeit potential significant accumulated value.

How We Determine Long-Term Equity Incentives. The Compensation Committee determined 2016 approved target grant levels by first reviewing competitive market pay levels and trends provided by its independent consultant, historical grant levels, and the recommendations of our CEO for grants to senior executives other than his own. The Compensation Committee then approved the number of PSs and RSUs to be granted to our named executive officers and other senior executives. The Compensation Committee delegated the authority for the determination and allocation of certain grants below our named executive officers to the CEO, subject to established grant limits and the Compensation Committee’s review.

The Compensation Committee also considered the total direct compensation of our named executive officers relative to the median levels of total direct compensation of our peer groups or local market data, subject to any modifications the Compensation Committee believed appropriate based on individual performance, industry conditions, and other criteria as discussed in the “Compensation Philosophy” above.

How We Value Equity Awards. For accounting purposes, and to calculate the grant-date fair value of awards for disclosure in this Proxy Statement, we follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. However, as previously explained, the Company historically granted stock options as part of its LTI program and valued a stock option as one-third of the value of an RSU to determine the number of stock options granted. This methodology resulted in a shortfall between the approved target grant values and the reported accounting value of the stock options. The replacement of stock options by PSs and using the same methodology for determining the number of RSUs and PSs resulted in greater than a 3% increase in the reported accounting values in the Stock Awards and Option Awards columns of the Summary Compensation Table for 2016 as compared to 2015 for continuing named executive officers, even though our internal target grant values for the named executive officers only increased by 3%.

Annual Grant Date. The annual grant date for our stock incentive program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

Changes in Methodology. For named executive officers reported in the Summary Compensation Table on page 39 of this Proxy Statement who also had stock options grant reported in last year’s proxy statement, the reported year-over-year accounting values are higher for two reasons:

•

The number of PSs granted was determined using the same methodology as for RSUs (i.e., dividing half of the approved target grant value by the closing price for a share of our common stock on the NYSE on the grant date), eliminating the above-described disparity related to the stock options. We refer to this as our new “grant formula.”

•

The Compensation Committee approved a 3% increase in the approved target grant values based on its review of relevant market data, individual performance, industry conditions and other criteria as discussed in the “Compensation Philosophy” above.

As a result of the changes, the total reported accounting value of RSUs and PSs granted in 2016 is approximately 95% of the approved target grant value for 2016. It is the Compensation Committee’s view that this grant methodology aligns with appropriate market practices, and that the methodology is improved for ongoing administration.

The following table summarizes the impact of the changes in our methodology on our named executive officers who had stock incentive grants in both 2015 and 2016:

Name	Aggregate Reported Grant Date Value of Options and RSUs for 2015	Increased Aggregate Grant Date Value Attributable to 3% Adjustment	Increased Aggregate Grant Date Value Attributable to New Grant Formula	Aggregate Reported Grant Date Value of PSs and RSUs for 2016
Jan Carlson	662,191	19,866	256,190	938,247
Steven Fredin	248,087	7,443	96,015	351,545

•

For new named executive officers reported in this year’s Summary Compensation Table who were not granted stock options last year (Messrs. Backman, Bratt and Sjöbring), grant values were based on appropriate levels for the individual roles and experience, using the new methodology for determining individual shares.

Changes to LTI Program. For information regarding the changes we implemented to our Long Term Incentive Program in 2017, see “Material Changes to 2017 Compensation Program” later in this CD&A.

Retirement/Post-Employment Compensation – Pension / Retirement Benefits – Supporting Objective A

Autoliv operates certain supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and maintains defined benefit or defined contribution plans for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefit plans, as in the case of Mr. Fredin).

The Company contributes a percentage of each executive’s annual base salary to the plan, as follows:

Retirement – Defined Contribution Level As % of annual base salary
Name	Level of Contribution
Jan Carlson	48%
Mats Backman	35%
Mats Wallin(1)	35%
Mikael Bratt	35%
Steven Fredin(2)	See below and “Nonqualified Deferred Compensation” table
Lars Sjöbring (2)	35%
Frank Melzer (3)	35%
Jonas Nilsson(4)	35%

(1)	Mr. Wallin ceased serving as our CFO and Group Vice President, Finance as of May 1, 2016. Pursuant to the terms of his separation agreement, the Company will continue to make contributions to the plan through November 30, 2017.

(2)	Comprises contributions to both 401(k) and non-qualified contribution plans.

(3)	Mr. Melzer’s defined contribution level increased from 20% to 35% as of January 1, 2016. Mr. Melzer ceased serving as our President, Electronics as of October 1, 2016. Pursuant to the terms of his separation agreement, the Company will continue to make contributions to the plan through June 30, 2017.

(4)	Mr. Nilsson ceased serving as our President, Autoliv Europe as of May 19, 2016. Pursuant to the terms of his separation agreement, the Company continued to make contributions to the plan through November 18, 2016.

Both Messrs. Fredin and Sjöbring participated in a 401(k) plan available to U.S. based employees in 2016. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2% of employee contributions (expressed as percentage of base pay), up to certain limits.

Messrs. Fredin and Sjöbring also participated in a non-qualified defined contribution plan.

Defined Benefits Program. Mr. Carlson participated in a Company defined benefit plan prior to becoming CEO. Mr. Fredin participates in a U.S. tax-qualified defined benefit plan, an excess pension plan, and a supplemental defined benefit plan. Additional information regarding these plans is described later under “Pension Benefits.” Other than Messrs. Carlson and Fredin, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Retiree Medical Plan. Mr. Fredin is eligible to participate in a retiree medical plan, available to all employees employed in the U.S. that were hired prior to January 1, 2004, at which time the plan was frozen to new participants. Effective from December 31, 2014, the retirement arrangement was adjusted so that eligible participants, including Mr. Fredin, are covered by a Health Retirement Account (“HRA”), pursuant to which, upon his attaining age 55 and a minimum of 15 years of service, the Company will provide an annual benefit of $3,000 to an HRA upon retirement prior to age 65 and an annual benefit of $875 to an HRA after age 65. This annual benefit will be reduced if Mr. Fredin retires prior to age 60. This plan may be terminated at any time for both current employees and current retirees/participants with no obligation of benefit payout.

Retirement/Post-Employment Compensation – Change in Control/Severance – Supporting Objectives A & B

Each of our named executive officers has an employment agreement with the Company, pursuant to which he is entitled to certain severance benefits in the event of his termination of employment. A detailed summary of the terms of these agreements is provided on page 46 of this Proxy Statement. In addition, each of Messrs. Carlson, Wallin and Fredin has a change-in-control (“CiC”) severance agreement with the Company, pursuant to which the executive is entitled to certain severance benefits in the event of his termination of employment in connection with a CiC (which benefits would be in lieu of any benefits under the employment agreement). These arrangements were provided to certain of our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Each of Messrs. Carlson’s and Wallin’s CiC agreements contain a “modified single-trigger,” which means that the executive may terminate his employment for any reason during the 30-day period commencing one year after the CiC and be entitled to severance benefits provided under the CiC agreement. While the Company has not amended their CiC agreements, in December 2010, the Board approved a policy limiting future CiC agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a CiC. Mr. Fredin’s CiC agreement is consistent with this policy. In addition, in November 2011, the Board approved a policy providing that new hires will receive CiC severance benefits, if at all, in accordance with local market practice, as opposed to all officers receiving the same CiC severance benefits by reason of being an officer.

Pursuant to the 1997 Plan, outstanding equity awards will become fully vested upon the occurrence of a CiC. The “change-in-control” definition contained in the 1997 Plan and change-in-control severance arrangements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any CiC provisions should the transaction fail to close.

We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) applied to change-in-control payments that exceed certain amounts) to our named executive officers.

Executive Compensation Responsibilities

Role of the Compensation Committee

The Compensation Committee annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by the consultants regarding trends, input from the Group Vice President, Human Resources, the CEO’s recommendations as to compensation for our named executive officers (other than himself) and other relevant factors as discussed above in the “Compensation Philosophy” section.

Role of the Independent Compensation Committee Consultant

The Compensation Committee regularly engages an independent advisor, who reports directly to the Compensation Committee. The independent advisor attends all routine meetings of the Compensation Committee and provides independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates. Additional information regarding the role of the Compensation Committee’s advisor, FW Cook, may be found later in this CD&A in the “2016 Executive Compensation Decisions” section.

Role of the Chief Executive Officer

Our CEO regularly participates in the meetings of the Compensation Committee. The CEO and Group Vice President, Human Resources work together to develop a recommendation to present to the Compensation Committee with respect to compensation packages for each of our named executive officers, other than the CEO. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers. In addition, the Compensation Committee has delegated the authority for the determination of certain grants to employees other than executive officers under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to the CEO’s compensation.

Role of the Management Consultant

Management periodically solicits the advice of external compensation consultants to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. For 2016 compensation, Towers Watson assisted management with reviewing the Company’s compensation program for executives, as described in more detail below.

Policies that Govern Executive Compensation at Autoliv

Stock Ownership Guidelines. Effective January 1, 2013, and as amended and restated in December 2015, the Company adopted stock ownership guidelines for its executive officers. Pursuant to these guidelines, each executive officer is expected to accumulate and hold shares of Company common stock having a value at least equal to (i) 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net shares received upon settlement of restricted stock units granted on or after January 1, 2013. For purposes of these stock ownership guidelines, “net shares” are those shares held by the executive after deducting any shares withheld by the Company or sold by the executive for the sole purpose of satisfying the executive’s tax liabilities and related fees, if any, related to the settlement event.

Policy Against Hedging, Short-Selling and Pledging. Any employee holding Autoliv securities is prohibited from engaging in hedging, short-selling or pledging.

Compensation Recoupment Policy. We have a compensation recoupment policy that complies with and goes beyond the parameters described in the Dodd-Frank Act, requiring current and former executives to return incentive compensation that is subsequently determined not to have been earned.

2016 Executive Compensation Decisions

The Process

The total compensation of our named executive officers is reviewed every year. The Compensation Committee considers changes in the compensation levels after it reviews the relevant peer group data (per position). The Compensation Committee uses this information as one input in its decision-making process. In addition to market data, the Compensation Committee also reviews the Company’s financial performance, the named executive officers’ individual performance, input from the Group Vice President, Human Resources, and the recommendations of the CEO with respect to the compensation packages for the named executive officers other than himself. The Compensation Committee reviews, provides feedback and approves the final recommendations for the compensation of our named executive officers.

The Compensation Committee reviewed the 2016 compensation for our executives and the recommendations made by the CEO other than for himself, during its meetings held in December 2015 and February 2016 and decided on the 2016 compensation levels. The review has been supported by the comprehensive analysis and market review prepared by Towers Watson.

The Advisors

Throughout the decision making process for 2016 compensation, which included the Compensation Committee’s December 2015 and February 2016 meetings, and during the other Compensation Committee meetings, which included May, August, November and December 2016 meetings, the Compensation Committee engaged FW Cook who reported directly to the Compensation Committee. During 2016, FW Cook attended all of the Compensation Committee’s meetings and provided:

(i)	independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system;

(ii)	information about the market environments in which the Company operates, including guidance regarding compensation trends, compensation levels and compensation mix within the market;

(iii)	the regulatory developments in executive and director compensation;

(iv)	recommendations regarding program design and structure (including with respect to our new LTI program implemented in 2016); and

(v)	recommendations regarding compensation levels and mix for our executive officers and members of the Board.

In 2015, the Company engaged Towers Watson to assist in setting the compensation for 2016. At the direction of management, Towers Watson was assigned specific tasks related to the compensation of our senior executive officers, including: (i) review of peer group and pay changes in the 2016 employment market, (ii) compilation of peer groups for our named executive officers, and (iii) compensation analysis for the Compensation Committee.

The Peer Groups

In line with the principles applicable as of December 2015 for the compensation review of our named executive officers, the Compensation Committee reviewed the most current compensation data available in selected markets. This included local market data from Sweden, Germany and the U.S. Towers Watson used its proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the general, high-tech, automotive and manufacturing industries. Such market assessments are based on our named executive officers’ roles, characteristics and responsibilities including job function, reporting level and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation, total direct compensation and total compensation. The details of data provided in the tables below, including the missing data items, reflect the information as provided by Towers Watson as part of the analysis.

Swedish Peer Group

Messrs. Carlson and Nilsson. In considering compensation for 2016 for our named executive officers based in Sweden (Messrs. Carlson and Nilsson), the Compensation Committee reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe and Asia (the “Swedish peer group”) headquartered in Sweden and with executives based in Sweden with Swedish employment conditions. The Swedish peer group for 2016 consisted of the following companies, with such information provided by Towers Watson and converted to U.S. dollars using the following exchange rate: 1 USD = 9.0971 SEK.

Swedish Peer Group for 2016
Company	Market Cap. (MUSD)	Revenue (MUSD)	Headcount
Ericsson	30,005	25,061	118,055
Atlas Copco	30,642	10,302	44,056
Volvo	20,736	31,103	92,822
Assa Alboy	22,222	6,248	44,269
SCA	19,617	11,438	43,772
Sandvik	11,727	9,764	47,318
SKF	7,837	7,802	48,593
Alfa Laval	7,276	3,855	17,753
Electrolux	8,504	12,327	59,481
Skanska	7,672	15,755	57,866
Husqvarna	3,553	3,610	14,554
Scania (Subsidiary VW)	—	10,119	43,129
Volvo Cars	—	14,290	26,000
Stora Enso	7,469	10,211	29,009
SSAB	1,715	5,249	16,887

U.S. Peer Group

Messrs. Fredin and Sjöbring. In considering compensation for 2016 for Mr. Fredin, the Compensation Committee reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of U.S. companies that were selected based on market capitalization, total revenue and number of employees. Mr. Sjöbring was not eligible for compensation review in December 2015 or February 2016, as he joined the Company during November 2015. However, with respect to Mr. Sjöbring’s 2017 and future compensation, the Compensation Committee will review market data from the U.S. peer group. The companies comprising the 2016 U.S. peer group are listed below.

U.S. Peer Group for 2016
Company	Market Cap. (MUSD)	Revenue (MUSD)	Headcount
Johnson Controls Inc.	29,250	37,179	139,000
Eaton Corporation plc	25,875	21,363	99,000
Whirlpool Corp.	12,522	21,334	100,000
Faurecia S.A.	4,495	20,008	103,574
Lear Corp.	9,417	18,037	125,200
Jabil Circuit Inc.	4,349	17,899	161,000
ZF TRW Automotive Holdings Corp.	—	17,239	66,900
Rolls Royce Holdings plc	—	13,857	50,600
Textron Inc.	11,541	13,596	34,000
Parker Hannifin Corp.	14,257	12,311	54,754
L3 Communications Holdings Inc.	10,154	11,531	45,000
Stanley Black & Decker Inc.	15,868	11,309	50,400
Navistar International Corp.	1,003	10,660	14,886
Visteon Corp.	4,410	8,147	11,000
BorgWarner Inc.	9,598	7,892	22,000
Federal Mogul Holdings Corp.	1,310	7,416	48,600
Terex Corp.	2,177	6,755	20,400
Spirit AeroSystems Holdings Inc.	7,192	6,609	15,096
Harman International Industries Inc.	7,816	6,357	24,197
Rockwell Automation Inc.	14,639	6,308	22,500
Oshkosh Corp.	3,218	6,098	13,300
Harris Corp.	9,783	5,739	22,300
Rockwell Collins Inc.	11,427	5,244	19,500
SPX Corp.	—	4,534	14,000
The Timken Company	2,623	2,920	14,000

German Peer Group

Mr. Melzer. In considering compensation for 2016 for Mr. Melzer, the Compensation Committee reviewed a Towers Watson’s market assessment. Towers Watson compiled the assessment using German market compensation data drawn from its internal general industry database with parent and subsidiary company compensation data for selected executives with similar employment characteristics and responsibilities as Mr. Melzer within general, automotive and high-tech industries. These employment characteristics and responsibilities include job function, reporting level, and other organizational measures (including revenue responsibility, employees, and geographical responsibility). The companies comprising the 2016 German peer group are listed below.

•	Continental AG

•	MAN

•	Klöckner Co SE

•	Rheinmetall AG

•	Gesco AG
•	GEA

•	MTU Aero Engines Holding AG

•	Heidelberger Druckmaschinen AG

•	Gildemeister
•	Aixtron

•	SGL Carbon

•	Deutz

•	Vossloh

•	Grammer

•	ElringKlinger

Findings and Decisions for 2016 Compensation

The following section of this CD&A focuses on the data reviewed by the Compensation Committee in its December 2015 meeting and the decisions linked to compensation paid to our named executive officers for 2016. The following named executive officers are not included in the summaries because:

•	Messrs. Backman and Bratt’s employment commenced after the annual review in December 2015;

•	Mr. Sjöbring joined the Company in November 2015 and as such, the Compensation Committee did not review his compensation for 2016, other than in connection with his hiring; and

•

Mr. Wallin signed a separation agreement with the Company in November 2015 and the Compensation Committee did not review his compensation for 2016, other than in connection with his separation agreement.

The Compensation Committee reviews the compensation for the executives taking internal, external and personal factors into consideration and one of the factors considered is the current market position of respective named executive officers. Although the analysis provides an additional input to decision making, the Company is aware of the fact that the limited number of peer group companies in Sweden where the majority of our named executive officers are located may result in inconsistencies in year-over-year analysis. For the purpose of market position analysis, the following guidelines have been followed to increase readability of the information provided:

•	Within -/+ 5% of the peer group median – “at” median

•	Within -/+ 5-15% of the peer group median – “slightly below/above” the peer group median

•	Within -/+ 15-25% of the peer group median – “below/above” the peer group median

•	Outside -/+ 25% of the peer group median – “significantly below/above” the peer group median

Each of the 2015 pie charts below demonstrates the mix of base salary, target short-term incentive, value of long-term incentive awards and value of retirement / pension solutions provided to our named executive officers in 2015, using applicable exchange rates at the time of analysis and Towers Watson’s methodologies, which information the Compensation Committee reviewed and considered in connection with establishing target pay levels for 2016. Similarly, the percentage changes in each element of compensation set forth below reflect the Compensation Committee’s decisions in December 2015, using applicable exchange rates at the time of Towers Watson’s analysis. Totals reflected in the pie charts may exceed 100% due to rounding.

Jan Carlson. Pursuant to the December 2015 analysis provided by Towers Watson, Mr. Carlson’s:

•	base salary was at the peer group median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was slightly above the peer group’s median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was above the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was slightly above the market median.

Based on the 2015 pay mix given below and the market data review as described above, the Compensation Committee approved the following changes to Mr. Carlson’s 2016 compensation.

Base Salary Adjustment for 2016	Target STI Adjustment for 2016	Approved Target Grant Value of Stock Incentive Plan for 2016	Retirement/Pension Solution for 2016
Increased by 5.0%	Increased from 60% of base salary to 75% of base salary	Increased by 3.0% compared to 2015 grant	No change (contribution level remained at 48% of base salary)

Steven Fredin. Pursuant to the December 2015 analysis provided by Towers Watson, Mr. Fredin’s:

•	base salary was slightly above the peer group median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was at the peer group median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was significantly below the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was at the peer group median.

Based on the 2015 pay mix given below and the market data review as described above, the Compensation Committee approved the following changes to Mr. Fredin’s 2016 compensation.

Base Salary Adjustment for 2016	Target STI Adjustment for 2016	Approved Target Grant Value of Stock Incentive Plan for 2016	Retirement/Pension Solution for 2016
Increased by 4.0%	No change (remained at 45% of base salary)	Increased by 3.0% compared to 2015 grant	No change to retirement/ pension components

Frank Melzer. Pursuant to the December 2015 analysis provided by Towers Watson, Mr. Melzer’s:

•	base salary was at the peer group median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was below the peer group median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was slightly below the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was slightly below the peer group median.

Based on the 2015 pay mix given below and the market data review as described above, the Compensation Committee approved the following changes to Mr. Melzer’s 2016 compensation.

Base Salary Adjustment for 2016	Target STI Adjustment for 2016	Approved Target Grant Value of Stock Incentive Plan for 2016	Retirement/Pension Solution for 2016
Increased by 20.0%	No change (remained at 45 % of base salary)	Increased by 3.0% compared to 2015 grant	Increased from 20% to 35% of base salary

Jonas Nilsson. Pursuant to the December 2015 analysis provided by Towers Watson, Mr. Nilsson’s:

•	base salary was above the peer group median;

•	total cash compensation (base salary plus target annual non-equity incentive award) was significantly above the peer group median;

•	total direct compensation (total cash compensation plus the value of long-term incentives) was significantly above the peer group median; and

•	total remuneration (total direct compensation plus the value of the retirement/pension related compensation) was significantly above the peer group median.

Based on the 2015 pay mix given below and the market data review as described above, the Compensation Committee approved the following changes to Mr. Nilsson’s 2016 compensation.

Base Salary Adjustment for 2016	Target STI Adjustment for 2016	Approved Target Grant Value of Stock Incentive Plan for 2016	Retirement/Pension Solution for 2016
Increased by 2.0%	No change (remained at 45 % of base salary)	Increased by 3.0% compared to 2015 grant	No change (contribution remained at 35 % of base salary)

Additional 2016 Compensation Decisions

Mr. Backman’s Employment Arrangement

As described above, Mr. Backman commenced employment with the Company as of May 1, 2016 as Chief Financial Officer, Group Vice President, Finance. In determining the compensation for Mr. Backman, the Compensation Committee considered the market pay levels in Sweden, as well as the pay level of his predecessor. Pursuant to the terms of Mr. Backman’s employment agreement with the Company, he had an annual base salary of $571,611, a target short-term incentive of 45% of his base salary, eligibility to participate in the stock incentive plan, a defined contribution retirement benefit equivalent to 35% of his base salary, temporary housing for a period of six months and some additional local benefits. For additional information regarding these benefits, see footnote 5 to the Summary Compensation Table. For information regarding Mr. Backman’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

Mr. Bratt’s Employment Arrangement

As described above, Mr. Bratt commenced employment with the Company as of May 1, 2016 as President, Passive Safety. In determining the compensation for Mr. Bratt, the Compensation Committee considered the market pay levels in Sweden, as well as the pay level of his predecessor. Pursuant to the terms of Mr. Bratt’s employment agreement with the Company, he had an annual base salary of $659,551, a target short-term incentive of 45% of his base salary, eligibility to participate in the stock incentive plan, a defined contribution retirement benefit equivalent to 35% of his base salary, and some additional local benefits. In connection with his commencement of employment with the Company, Mr. Bratt received a cash signing bonus of $494,663. For additional information regarding these benefits, see footnote 5 to the Summary Compensation Table. For information regarding Mr. Bratt’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

Severance Arrangements with Messrs. Melzer and Nilsson

During 2016, the Company entered into separation agreements with each of Messrs. Melzer and Nilsson. For information regarding the severance benefits provided under these agreements, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

2016 Additional Benefits

The Company’s executive compensation program also includes certain retirement / pension benefits (see page 43 of this Proxy Statement) and certain other items of compensation, such as a company car. The Compensation Committee believes these benefits are appropriate for each of our named executive officers.

Results of Say-on-Pay

At our 2016 annual meeting of stockholders held on May 10, 2016, approximately 81.8% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 15.2% voted against (with approximately 3% abstaining). In considering the results of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the stockholder vote continues to reflect favorable stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company.

At the annual meeting of stockholders on May 10, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which will occur at this annual meeting. Please refer to “Proposal 3 – Advisory Vote on Frequency of Stockholder Vote of Executive Compensation” on page 52 of this Proxy Statement for more information regarding the advisory (non-binding) vote to express the views of stockholders on how frequently advisory votes on executive compensation, such as Proposal 2, will occur.

Material Changes to 2017 Compensation Program

The Compensation Committee approved a change to its annual non-equity incentive award program, effective for 2017, pursuant to which eligible employees in the Passive Safety Segment and Electronics Segment will receive part of their annual non-equity incentive award based on achievement of pre-established goals related to performance criteria identified for the associated segment. Accordingly, Mr. Bratt’s 2017 annual non-equity incentive award will be based on Group Operating Income (75%), Passive Safety segment’s Cash conversion (12.5%) and Passive Safety segment’s Non-quality costs (12.5%). For all of the other named executive officers, the criteria for the annual non-equity incentive award remains unchanged.

In addition, the Compensation Committee approved the addition of dividend equivalent rights to PSs and RSUs granted in February 2017 and beyond. Any cash dividend paid with respect to our common stock for which the record date occurs on or after the grant date and the payment date occurs on or before the vesting date will result in a credit of additional PSs and RSUs, which additional PSs and RSUs are subject to the same vesting schedule as the underlying PSs and RSUs.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services provided by our named executive officers in the fiscal years ended December 31 in the periods 2014, 2015 and 2016.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jan Carlson President and CEO	2016	1,376,766(6)	-	938,247	-	1,474,427	30,533	649,359	4,469,332
	2015	1,207,928	-	449,312	212,879	739,252	-	621,186	3,230,557
	2014	1,032,417	-	408,169	239,951	514,144	23,204	539,470	2,757,354

Mats Backman Chief Financial Officer and Group VP, Finance	2016	381,074(7)	-	234,871	-	265,799	-	171,386	1,053,129

Mats Wallin Former Chief Financial Officer and Group VP, Finance	2016	219,576(6)	-	-	-	-	-	301,340	520,916
	2015	500,112	-	168,333	79,754	214,134	-	2,485,860	3,448,193
	2014	436,476	-	157,867	92,788	139,265	-	189,454	1,015,850

Mikael Bratt President, Passive Safety	2016	439,701(7)	494,663(9)	234,871	-	306,691	-	157,975	1,633,900

Steven Fredin (11) CTO and Group VP, Business Development	2016	578,240	-	351,545	-	403,322	434,600	175,008	1,942,715
	2015	556,000	-	168,333	79,754	255,204	342,800	204,035	1,606,127
	2014	526,000	-	135,555	79,671	196,461	572,900	170,414	1,681,001

Lars Sjöbring (8) Group VP Legal Affairs, General Counsel and Secretary	2016	655,000	-	351,545	-	355,338	-	334,258	1,696,140
	2015	82,548	1,500,000	1,338,451	-	29,470	-	86,215	3,036,684
	2014	157,022	-	-	-	-	-	19,102	176,124

Frank Melzer (10) Former President, Electronics	2016	293,406	-	351,545	-	272,868	-	1,417,454	2,335,272

Jonas Nilsson Former President, Autoliv Europe	2016	146,302	-	291,667	-	101,559	-	1,029,995	1,569,523
	2015	374,845	-	139,748	66,194	172,054	-	159,071	911,912
	2014	332,524	203,362	135,555	79,671	124,198	-	142,219	1,017,527

(1)	The amounts contained in the table were paid in Swedish Kronor, USD and EUR. All amounts have been converted to U.S. dollars using the following exchange rates: 1 USD = 9.0971 SEK = 0.9509 EUR. Amounts are rounded to the nearest whole number and, as a result of such rounding, the amounts reflected in the “Total” column may differ slightly from the sum of amounts set forth in each individual column.

(2)	The numbers reflect the aggregate grant-date fair value of the RSUs granted in each respective year and the PSs granted in 2016, calculated in accordance with FASB Topic 718. The grant date fair value of the PSs was computed by multiplying (i) the target number of PSs awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (ii) the grant date fair value per share used for financial reporting purposes. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the PSs would have been as follows: Mr. Carlson, $927,851; Mr. Backman, $232,859; Mr. Bratt, $232,859; Mr. Fredin, $347,650; Mr. Sjöbring, $347,650; Mr. Melzer, $347,650; and Mr. Nilsson, $288,434. The assumptions made in the valuation of the RSUs and the PSs are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2016 Annual Report.

(3)	The numbers reflect the aggregate grant-date fair value of the options granted in each respective year, calculated in accordance with FASB Topic 718. The assumptions made in the valuation of the options granted in 2015 and 2014 are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2016 Annual Report.

(4)	All amounts contained in the column relate to Change in Pension Value as used for accounting purposes according to U.S. GAAP.

(5)	The following table reflects the items that are included in the All Other Compensation column for 2016.

2016 All Other Compensation

Name	Perquisites $ (a)	Company Contributions to Defined Contribution Plans $ (b)	Tax Payment $ (c)	Vacation Supplement $ (d)	Severance $ (e)	TOTAL $
Jan Carlson	32,993	608,796	-	7,570	-	649,359
Mats Backman	20,690	133,376	17,320	-	-	171,386
Mats Wallin	5,995	68,035	-	1,244	226,066	301,340
Mikael Bratt	4,079	153,895	-	-	-	157,975
Steven Fredin	112,424	43,222	19,362	-	-	175,008
Lars Sjöbring	102,750	229,250	2,258	-	-	334,258
Frank Melzer	13,275	102,692	-	-	1,301,486	1,417,454
Jonas Nilsson	1,893	51,206	-	500	976,396	1,029,995

a.	For Mr. Carlson, reflects the value of a company car ($31,117) and company-paid healthcare benefits. For Mr. Backman, reflects the value of a company car, reimbursement for temporary housing accommodations in Sweden and company-paid healthcare benefits. For Mr. Wallin, reflects the value of a company car and company-paid healthcare benefits. For Mr. Bratt, reflects the value of a company car and company-paid healthcare benefits. For Mr. Fredin, reflects the value of a company car, reimbursement for club membership, company-paid healthcare benefits, travel costs linked to international assignment, housing accommodation in Sweden ($58,476) and other expenses related to his international assignment to Sweden. For Mr. Sjöbring, reflects the value of a company car ($30,315), company-paid healthcare benefits, housing accommodation in the U.S. and expenses related to his relocation to the US ($49,280). For Mr. Melzer, reflects the value of a company car. For Mr. Nilsson, reflects the value of a company car and company-paid healthcare benefits. For all perquisites, the value reported reflects the aggregate incremental cost to the Company of providing the benefit. The Company determined the cost of the company car based on the value of the lease payment or car allowance paid, as applicable.

b.	Reflects for Messrs. Carlson, Backman, Wallin, Bratt, Melzer and Nilsson, contributions to the named executive officer’s defined contribution plans. Reflects for Mr. Fredin, $10,860 in matching contributions to the U.S. 401(k) plan and $32,362 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan. Reflects for Mr. Sjöbring, $10,600 in matching contributions to the U.S. 401(k) plan, $36,680 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan, and $181,970 as contribution to the Supplemental Plan.

c.	Reflects for Mr. Backman a tax-gross up payment related to reimbursement for housing accommodation in Sweden, for Mr. Sjöbring, a tax gross-up payment related to his reimbursements for housing accommodation in the U.S. related to his relocation and for Mr. Fredin a tax gross-up payment on the benefits related to his relocation and international assignment. Per the terms of Mr. Fredin’s international assignment agreement, Mr. Fredin is entitled to tax equalization benefits for 2015 and 2016 (and future years), but, as of the date of this proxy statement, such amounts had not yet been finalized or paid to Mr. Fredin. Accordingly, the Company will include such amounts for Mr. Fredin in a future year.

d.	Reflects for Messrs. Carlson, Nilsson and Wallin the vacation supplement required by Swedish labor law.

e.	In the “All Other Compensation” column of the Summary Compensation table in our 2016 Proxy Statement, we included severance amounts that became payable to Mr. Wallin in 2016 and in 2017 because such amounts were “accrued” for purposes of SEC disclosure rules. Such amounts were based on certain assumptions in light of information available at the time of such calculations (including but not limited to assuming target payout of his 2016 non-equity incentive award, to which he is entitled pursuant to the terms of his separation agreement). The additional amounts reported herein reflect the difference between the accrued severance reported in our 2016 Proxy Statement and the actual severance paid or payable to him in 2016 and 2017 ($60,761) and payment for unused vacation days, pursuant to Swedish law ($165,305). Reflects accrued severance paid in 2016 or that will become payable in 2017 to Mr. Melzer. Reflects accrued severance paid in 2016 to Mr. Nilsson.

(6)	Includes payment of $108,442 for Mr. Carlson and $25,192 for Mr. Wallin for unused vacation days.

(7)	Reflects what Messrs. Backman and Bratt actually received in 2016 as salary.

(8)	Mr. Sjöbring was a named executive officer of the Company prior to his separation from the Company in 2014. Mr. Sjöbring commenced his re-employment with the Company on November 16, 2015.

(9)	Reflects the signing bonus paid to Mr. Bratt in 2016.

(10)	Mr. Melzer was not a named executive officer in 2014 or 2015 and he ceased performing services as the Company’s President, Electronics effective October 1, 2016.

(11)	Effective as of October 1, 2016, Mr. Fredin’s title changed from Group Vice President, Sales & Engineering, to CTO and Group Vice President, Business Development.

2016 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2016.

		Estimated Possible Payouts under non-equity Incentive Plan			Estimated Possible Payouts under equity Incentive Plan			All other Stock Award (#)	Grant date FMV of stock awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jan Carlson	02/15/16	-	-	-	-	-	-	4,732	474,322
	02/15/16	-	-	-	0	4,732	9,464	-	463,925
		0	951,243	1,902,486	-	-	-	-	-
Mats Backman	05/09/16	-	-	-	-	-	-	993	118,442
	05/09/16	-	-	-	0	993	1,986	-	116,429
		0	171,483	342,966	-	-	-	-	-
Mats Wallin (2)		-	-	-	-	-	-	-	-
		-	-	-	-	-	-	-	-
		0	209,935	419,870	-	-	-	-	-
Mikael Bratt	05/09/16	-	-	-	-	-	-	993	118,442
	05/09/16	-	-	-	0	993	1,986	-	116,429
		0	197,865	395,731	-	-	-	-	-
Steven Fredin	02/15/16	-	-	-	-	-	-	1,773	177,720
	02/15/16	-	-	-	0	1,773	3,546	-	173,825
		0	260,208	520,416	-	-	-	-	-
Lars Sjöbring	02/15/16	-	-	-	-	-	-	1,773	177,720
	02/15/16	-	-	-	0	1,773	3,546	-	173,825
		0	229,250	458,500	-	-	-	-	-
Frank Melzer	02/15/16	-	-	-	-	-	-	1,773	177,720
	02/15/16	-	-	-	0	1,773	3,546	-	173,825
		0	176,044	352,087	-	-	-	-	-
Jonas Nilsson	02/15/16	-	-	-	-	-	-	1,471	147,450
	02/15/16	-	-	-	0	1,471	2,942	-	144,217
		0	65,522	131,044	-	-	-	-	-

(1)	The numbers reflect the aggregate grant date fair value of the RSUs and PSs calculated in accordance with FASB Topic 718. Each of the named executive officers received his RSUs and PSs in February 2016, with the exception of Messrs. Backman and Bratt, who received their RSUs and PSs in connection with their commencement of employment in May 2016.

(2)	Mr. Wallin ceased serving as our CFO and Group Vice President, Finance as of May 1, 2016, but remained eligible to receive his full-year non-equity incentive award for 2016. However, he did not receive an LTI grant in 2016 due to his then-upcoming termination of employment.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2016.

		Option Awards(1)				Stock Awards(1)
Name	Grant year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jan Carlson	2016					4,732	535,426	4,732	535,426
	2015	12,732		113.36	02/16/25	4,244	480,209
	2014	13,830		94.87	02/19/24	4,610	521,622
Mats Backman	2016					993(2)	112,358	993(2)	112,358
Mats Wallin	2015					1,590(6)	179,909(6)
	2014					1,783	201,746
Mikael Bratt	2016					993(2)	112,358	993(2)	112,358
Steven Fredin	2016					1,773	200,615	1,773	200,615
	2015	4,770		113.36	02/16/25	1,590	179,909
	2014	4,592		94.87	02/19/24	1,531	173,233
Lars Sjöbring	2016					1,773	200,615	1,773	200,615
	2015					12,230(3)	1,383,825
Frank Melzer	2016					1,773(6)	200,615(6)	1,773(6)	200,615(6)
	2015	2,138		126.46	06/01/25(7)	713(6)	80,676(6)
Jonas Nilsson(5)	2015	3,959		113.36	02/16/25(7)

(1)	Except as otherwise noted, the above plan awards were granted on February 19, 2014, February 16, 2015 and February 15, 2016. All options granted are for 10-year terms with an exercise price equal to the fair market value (as defined in the 1997 Plan) per share on the date of grant and become exercisable after one year of continued employment following the grant date. Except as otherwise noted, all RSUs and PSs granted generally cliff vest after three years. The RSUs granted in 2016 will vest annually over a period of three years following the grant date. For purposes of this table, the value of the PSs assumes that the performance goals will be achieved at the target level.

(2)	Messrs. Backman’s and Bratt’s RSUs and PSs were granted on May 9, 2016.

(3)	Mr. Sjöbring’s RSUs in 2015 were granted on November 16, 2015 and cliff vest after five years.

(4)	The closing price on the NYSE for our common stock on December 30, 2016, the last trading day of the year, was $113.15

(5)	Mr. Nilsson forfeited all of his outstanding RSUs and PSs in connection with his separation from the Company in November 2016 and, accordingly, he did not have any RSUs or PSs outstanding as of December 31, 2016.

(6)	Messrs. Wallin and Melzer will forfeit these awards, except for one-third of the RSUs granted to Mr. Melzer in 2016, prior to vesting due to their separation from the Company.

(7)	The original expiring date is 10 years after grant. Due to Messrs. Melzer and Nilsson’s separation from the Company, the options expire three months after their respective termination date.

Option Exercises and Stock Vested During 2016

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Jan Carlson	-	-	6,298	684,719

Mats Backman	-	-	-	-

Mats Wallin	4,770	55,529	2,435	264,733

Mikael Bratt	-	-	-	-

Steven Fredin	-	-	2,091	227,334

Lars Sjöbring	-	-	-	-

Frank Melzer	-	-	-	-

Jonas Nilsson	4,592	84,331	-	-

(1)	The value realized upon the exercise of stock options was calculated as the number of options exercised multiplied by the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2016. Messrs. Backman, Wallin, Bratt, Sjöbring, Melzer and Nilsson do not participate in a defined benefit plan. Since 2007, when he became the CEO, Mr. Carlson has not participated in a defined benefit plan.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson(1)	Defined Benefit	2	262,824(2)	0
Mats Backman	-	-	-	-
Mats Wallin	-	-	-	-
Mikael Bratt	-	-	-	-
Steven Fredin	Autoliv ASP, Inc. Pension Plan	25	644,300(3)	0
	Autoliv ASP, Inc. Excess Pension Plan	25	1,333,300(3)	0
	Autoliv ASP, Inc. Supplemental Plan	25	187,400(3)	0
Lars Sjöbring	-	-	-	-
Frank Melzer	-	-	-	-
Jonas Nilsson	-	-	-	-

(1)	Before becoming CEO, Mr. Carlson participated in a defined benefit plan, which is now frozen. The future defined benefit entitlement is based on Mr. Carlson’s base salary at the time the defined benefit plan was frozen and the number of years he was participating in the defined benefit plan. The benefit entitlement is indexed each year based on the Swedish consumer price index.

(2)	Represents the present value of Mr. Carlson’s expected pension benefits in the Sweden Executives plan at retirement according to US GAAP. The discount rate used to calculate the present value as of December 31, 2016 was 2.70%, inflation assumption / pension indexation was 2.00% and price base index increase was 3.00%. The calculations are based on the latest mortality table available from Svensk Försäkring DUS14. (white collar).

(3)	The actuarial present value of Mr. Fredin’s accumulated plan benefit is based on Mr. Fredin’s accrued benefit in each plan as of December 31, 2016, using the plan’s benefit formula and actual earnings and service through December 31, 2016. The calculation is based on the same assumptions used for financial reporting purposes under generally accepted accounting principles with the following exceptions: (a) Mr. Fredin was assumed to retire on his normal retirement date of March 1, 2027, (b) Mr. Fredin was assumed to elect a lump sum payment in all plans, payable on March 1, 2027, and (c) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed. Key assumptions used to calculate the defined benefit values as of December 31, 2016, are as follows: (i) discount rate of 4.15%, (ii) lump sum interest rates of 5.52% for the first five years, 5.18% for the next 15 years, and 4.91% thereafter, and (iii) solely for determination of the projected lump sum amounts, the assumed future applicable mortality table under U.S. Internal Revenue Code Section 417(e) rates based on RP2014 base table back-projected to 2006 and projected forward using Projection Scale MP2016.

U.S. Pension Plan. During 2016, Mr. Fredin participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the “Pension Plan”). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Fredin under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

•	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long-term incentive plans, severance pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the U.S. Internal Revenue Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can commence immediately upon termination if the participant is vested after five years of vesting service, but if benefits are commenced prior to age 60, the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Fredin is fully vested in his Pension Plan benefits.

Excess Pension Plan. Mr. Fredin also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the “Excess Pension Plan”). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the U.S. Internal Revenue Code on the amount of compensation that may be taken into account under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The supplemental benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable U.S. Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the U.S. Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Fredin is fully vested in his benefits in the Excess Pension Plan.

Supplemental Pension Plan. Mr. Fredin is a named plan participant in the Autoliv ASP, Inc., Supplemental Pension Plan which was established November 1, 2015, to correct an administrative error that was made in 1997 and discovered and corrected in 2015. The plan provides a supplemental pension benefit to a select group of management who were former employees of Morton International, Inc. and became employees of Autoliv North America prior to the merger with Morton International, Inc. The supplemental benefit is an amount equal to the sum of (1) the difference between (a) what Mr. Fredin’s accrued benefit would have been under the Pension Plan had he been credited with benefit service with Autoliv ASP, Inc., beginning May 1, 1997 instead of July 1, 1999 and (b) Mr. Fredin’s actual accrued benefit under the Pension Plan and (2) the additional benefit, if any, which would have been paid to him under the Excess Pension Plan had his Pension Plan benefit been determined in accordance with (a) above.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Mr. Fredin and Mr. Sjöbring are the only named executive officers that participate in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jan Carlson	-	-	-	-	-
Mats Backman	-	-	-	-	-
Mats Wallin	-	-	-	-	-
Mikael Bratt	-	-	-	-	-
Steven Fredin	57,790	32,362	159,760	0	1,949,227
Lars Sjöbring	45,850	218,650	19,346	0	317,099
Frank Melzer	-	-	-	-	-
Jonas Nilsson	-	-	-	-	-

(1)	Messrs. Fredin’s and Sjöbring’s contribution to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2016.

(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Messrs. Fredin and Sjöbring for fiscal year 2016.

(3)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings are not above-market or preferential interest rates.

(4)	Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and Company matching contributions.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Contributions for Mr. Sjöbring will be increased so that the total value of retirement-related contributions made by the Company (including contributions to the 401(k) plan) will be equivalent to 35% of his base salary. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service, (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control. The paragraphs below summarize the material terms of such agreements with our named executive officers, including Mr. Wallin, our former Chief Financial Officer, Mr. Melzer, our former President, Electronics, and Mr. Nilsson, our former President, Autoliv Europe. However, Mr. Wallin separated from the Company effective as of May 31, 2016, Mr. Nilsson separated from the Company effective as of May 19, 2016, and Mr. Melzer separated from the Company effective October 1, 2016. Following their separation with the Company, Messrs. Wallin, Melzer and Nilsson will not be entitled to the benefits provided in the employment agreement and severance agreement, except as disclosed below. A summary of the separation agreements with Messrs. Wallin, Melzer and Nilsson may be found later in this section.

Employment Agreements. The Company has an employment agreement with each of our named executive officers. The employment agreements obligate the Company to provide 6 months’ notice of termination of employment for each of the named executive officers other than Messrs. Carlson, Wallin and Fredin, who are entitled to 18 months’ notice of termination (unless either Messrs. Backman, Bratt, Fredin, Sjöbring, Melzer and Nilsson, is terminated for “cause,” in which case termination would be effective immediately), as well as certain severance payments. Each of the named executive officers must provide the Company with 6 months’ notice of resignation, with the exception of Mr. Carlson, who must provide the Company with 12 months’ notice of resignation. The employment agreements automatically terminate on the last day of the month before Messrs. Backman’s, Bratt’s, Fredin’s, Sjöbring’s and Nilsson’s 65th birthday, before Messrs. Carlson’s and Wallin’s 65th birthday (or, unless otherwise agreed by the Company and the executive, on the last day of the month before his 60th birthday), and before the statutory retirement age for Mr. Melzer.

Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates Messrs. Carlson’s or Wallin’s employment for any reason other than by reason of the executive’s breach of the agreement or Messrs. Backman’s, Bratt’s, Fredin’s, Sjöbring’s, Melzer’s and Nilsson’s employment for any reason other than for Cause, or (ii) Messrs. Carlson or Wallin terminates employment due to the Company’s breach of the agreement or Messrs. Backman, Bratt, Fredin, Sjöbring, Melzer or Nilsson resigns for Good Reason. In consideration for such noncompetition covenant, the Company is obligated to make up to 12 monthly payments equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment, if any. The aggregate monthly payments are limited to a maximum of 60% of the gross salary earned as of the date of his employment termination, and the Company will cease making payments once such aggregate amount has been reached. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition to receiving full base salary and benefits during the requisite notice period, if Messrs. Carlson, or Wallin is terminated involuntarily by the Company other than for breach of the agreement or if the Company terminates Messrs. Backman’s, Bratt’s, Fredin’s, Sjöbring’s, Melzer’s and Nilsson employment involuntarily other than for Cause or if Messrs. Backman, Bratt, Fredin, Sjöbring, Melzer and Nilsson resigns for Good Reason, then the executive would be entitled to a lump sum severance payment equal to, in the case of Messrs. Backman, Bratt, Sjöbring, Melzer or Nilsson one and one-half times his then-current base salary, or, in the case of Messrs. Carlson, Wallin or Fredin, the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or, if higher, the annual bonus for the fiscal year immediately prior to the year of termination, (iii) the annual taxable value of the benefit of a company car, and (iv) the value of any defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination.

Severance Agreements. Each of Messrs. Carlson, Wallin and Fredin has a change-in-control severance agreement (“CiC Severance Agreement”) with the Company. Pursuant to the terms of each of the CiC Severance Agreements, in the event that during the two-year period following a change of control, (i) the executive terminates his employment for Good Reason, (ii) the Company terminates the executive’s employment for any reason other than death or for Cause, or (iii) the executive’s employment is terminated due to disability, the executive would be entitled to receive an immediate lump sum payment (the “CiC Severance Payment”) in an amount equal to 2.5 times the sum of (a) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (b) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (c) the taxable value of the benefit of a company car, and (d) the value of any defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination. Messrs. Carlson and Wallin would also be entitled to the CiC Severance Payment in the event that they choose to terminate their employment for any reason during the 30-day period commencing one year after the change of control. The CiC Severance Payment is in lieu of the salary and benefits payable during the requisite notice period and the severance benefits that would otherwise be payable under the executive’s employment agreement.

For purposes of the discussion above, the following terms have the following meanings:

“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

“Change in Control” generally means (i) the acquisition of 25% (or 20%, in the case of Mr. Fredin) or more of the Company’s voting securities; or (ii) the members of the Board cease to constitute a majority of the Board; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 25% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).

“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent: (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles, or 45 kilometers, as applicable, from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated which is material to his total compensation; (vi) in the case of Messrs. Carlson and Wallin, any direct or indirect reduction of any material fringe benefit in place at the time of the change in control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement; or (viii) the failure by any successor to the Company to expressly assume the employment agreement.

Equity Awards. Pursuant to the 1997 Plan, upon the occurrence of a change in control, any outstanding options and RSUs held by the executive would fully vest and the performance shares will vest at the target level.

Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested and the performance shares will remain outstanding and may be earned, in whole, in part, or not at all, following the conclusion of the performance period to the extent that the performance objectives are attained. Upon an executive’s involuntary termination of employment, absent a change in control, any outstanding options, RSUs and performance shares that would vest during the applicable notice period, if any, would become fully vested.

Estimated Payments to Named Executive Officers upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Carlson, Backman, Bratt, Fredin and Sjöbring upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2016. For the purpose of the calculations, the 2016 defined contribution payments for each named executive officer have been used. The amounts contained in the table would be paid in Swedish Kronor or USD. All amounts have been converted to USD using the following exchange rates: 1 USD = 9.0971 SEK = 0.9509 EUR.

Jan Carlson

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	2,640,356(7)	-	-	6,600,891(7)	-
Continuing salary/annual incentive payments during requisite notice period	1,268,324	2,853,729	2,853,729	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	760,995	-	760,995	-	-	-
Continuing health, welfare and retirement benefits(2)	610,446	915,669	915,669	-	-	-
Accelerated vesting of equity(3)	178,551(4)	1,358,818(5)	-	2,072,682(6)	2,072,682	2,072,682(8)
Company car(10)	31,117	46,675	46,675	-	-	-
Total	2,849,432	7,815,248	4,577,068	2,072,682	8,673,572	2,072,682

Mats Backman

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	857,415	-	-	857,415	-
Continuing salary/annual incentive payments during requisite notice period	285,805	285,805	-	-	285,805	-
Salary differential payments in consideration for noncompetition with the Company(1)	342,966	-	342,966	-	-	-
Continuing health, welfare and retirement benefits(2)	100,739	100,739	-	-	100,739	-
Accelerated vesting of equity(3)	37,453(4)	37,453(5)	-	224,716(6)	224,716	224,716(8)
Company car(10)	6,297	6,297	-	-	6,297	-
Total	773,260	1,287,709	342,966	224,716	1,474,972	224,716

Mikael Bratt

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	989,326	-	-	989,326	-
Continuing salary/annual incentive payments during requisite notice period	329,775	329,775	-	-	329,775	-
Salary differential payments in consideration for noncompetition with the Company(1)	395,731	-	395,731	-	-	-
Continuing health, welfare and retirement benefits(2)	116,129	116,129	-	-	116,129	-
Accelerated vesting of equity(3)	37,453(4)	37,453(5)	-	224,716(6)	224,716	224,716(8)
Company car(10)	6,274	6,274	-	-	6,274	-
Total	885,362	1,478,957	395,731	224,716	1,666,221	224,716

Steven Fredin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	884,852(7)	-	-	2,212,129(7)	-
Continuing salary/annual incentive payments during requisite notice period	289,120	1,127,568	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	346,944	-	346,944	-	-	-
Continuing health, welfare, retirement and international assignment benefits(2)	42,366	97,861	-	-	-	-
Accelerated vesting of equity(3)	66,872(4)	486,884(5)	-	754,371(6)	754,371	754,371(8)
Company car (10)	7,458	22,373	-	-	-	-
Total	752,760	2,619,538	346,944	754,371	2,966,500	754,371

Lars Sjöbring

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	1,982,500 (11)	-	-	1,982,500(11)	1,000,000 (11)
Continuing salary/annual incentive payments during requisite notice period	327,500	327,500	-	-	327,500	-
Salary differential payments in consideration for noncompetition with the Company(1)	393,000	-	393,000	-	-	-
Continuing health, welfare and retirement benefits(2)	123,754	123,754	-	-	123,754	-
Accelerated vesting of equity(3)	66,872 (4)	1,450,696 (5)	-	1,785,054(6)	1,785,054	1,785,054 (8)
Company car (10)	15,158	15,158	-	-	15,158	-
Total	926,283	3,899,607	393,000	1,785,054	4,233,966	2,785,054

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)	Reflects the value of the benefits disclosed in footnote (5) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2016.

(3)	Reflects the value of RSUs and performance shares that vest (in whole or in part) upon the designated event, based on the closing price for our common stock on December 30, 2016 ($113.15), the last trading day of the year. None of the named executive officers held unvested options as of December 31, 2016.

(4)	As discussed above, upon termination, the executive would be entitled to receive his compensation and benefits during the 12-month or 6-month notice period, as applicable, including any equity awards that would vest during such period. However, per the terms of the RSU agreements, the RSUs will not continue to vest if the executive has given notice of termination, except for the RSUs granted in 2016. The performance shares would be forfeited because the date that such shares are earned, if at all, does not fall within the notice period following December 31, 2016. Accordingly, the value of the equity awards upon a voluntary termination reflects only the value of the first tranche of RSUs granted in February 2016 that would otherwise vest in February 2017, which vesting date falls within the requisite notice period.

(5)	As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the 18-month or 6-month notice period, as applicable, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the notice period following December 31, 2016. The performance shares would be forfeited because the date that such shares are earned, if at all, does not fall within the notice period following December 31, 2016.

(6)	Upon a change in control, all RSUs vest in full and the performance shares will vest at the target level. The value of the equity awards upon a change in control reflects the value of all RSUs and performance shares on December 31, 2016.

(7)	For purposes of calculating the lump sum payment, the annual bonus received by the executive for the year immediately prior to the year of termination was used (2015), which is greater than the average of the annual bonuses received by the executive for the two most recent fiscal years (2014 and 2015) preceding the year of termination of employment.

(8)	As discussed above, the executive’s unvested RSUs will become fully vested upon his termination of employment by reason of death or retirement. The performance shares will remain outstanding and may be earned, in whole, in part, or not at all, following the conclusion of the performance period to the extent that the performance objectives are attained. For purposes of this table, the value of the performance shares assumes that the performance goals were achieved at the target level.

(9)	Qualifying termination after a change in control includes resignation for good reason, termination without cause or termination due to disability.

(10)	Reflects the value of the company car, fuel and parking during the requisite notice period. The estimated values are determined based on the Company’s cost (or estimated cost as of December 31, 2016) of providing such benefits during 2016.

(11)	Includes payment of Mr. Sjöbring’s $1.0 million retention bonus, which would become payable in full upon the designated events, except in the event of retirement.

Separation Agreement with Mr. Melzer. The Company entered into a separation agreement with Mr. Melzer on September 30, 2016, pursuant to which he has received or will receive the following severance benefits pursuant to the terms of his employment agreement with the Company: (i) continued salary and benefits through June 30, 2017 (the requisite 9-month notice period), with a value of approximately $409,374 and (ii) a lump sum cash severance payment of $782,417, payable in July 2017. Mr. Melzer will also receive a lump sum payment of $42,824 for his unused vacation days. These amounts are reflected in the Summary Compensation table earlier in this Proxy Statement. In addition, one-third of Mr. Melzer’s RSUs granted in 2016 with a value of approximately $66,872 vested on the scheduled vesting date (February 15, 2017). In connection with his separation, Mr. Melzer forfeited all RSUs that were granted on June 1, 2015, all PSs that were granted on February 15, 2016 and two-thirds of his RSUs that were granted on February 15, 2016.

Separation Agreement with Mr. Nilsson. The Company entered into a separation agreement with Mr. Nilsson on May 31, 2016, pursuant to which he has received the following severance benefits pursuant to the terms of his employment agreement with the Company: (i) continued salary and benefits through November 18, 2016 (the requisite 6-month notice period), with a value of approximately $277,284, and (ii) a lump sum cash severance payment of $573,512, payable in December 2016. Pursuant to Swedish law, Mr. Nilsson received a lump sum payment of $125,599 for his unused vacation days. These amounts are reflected in the Summary Compensation table earlier in this Proxy Statement. In connection with his separation, Mr. Nilsson forfeited all RSUs that were granted on February 19, 2014, February 16, 2015, and February 15, 2016 and he also forfeited all PSs that were granted on February 15, 2016.

Separation Agreement with Mr. Wallin. On November 20, 2015, the Company and Mr. Wallin mutually agreed that Mr. Wallin would step down as the Company’s Chief Financial Officer and Group Vice President, Finance, which became effective as of May 1, 2016. As previously disclosed, the Company entered into a separation agreement with Mr. Wallin, pursuant to which he will receive the following severance benefits under the terms of his employment agreement with the Company: (i) continued salary and benefits for a period of 18 months following the separation date including the short term incentive award for 2016, with a total value of approximately $1,286,782, and (ii) a lump sum cash severance payment of $963,246, payable in November 2017. Pursuant to Swedish law, Mr. Wallin will also receive a payment of $165,305 for his unused vacation days. Pursuant to the separation agreement, Mr. Wallin agreed to remain in his position until his successor joined the Company and, in consideration thereof, Mr. Wallin also received an additional lump sum cash payment equal to three months of his base salary, with a value of approximately $116,631 payable in August 2016. Pursuant to the terms of his separation agreement, Mr. Wallin also remained eligible to receive his full-year non-equity incentive award for 2016. In the “All Other Compensation” column of the Summary Compensation Table in our 2016 Proxy Statement, we included severance amounts that became payable to Mr. Wallin in 2016 and in 2017 because such amounts were “accrued” for purposes of SEC disclosure rules. Such amounts were based on certain assumptions in light of information available at the time of such calculations (including but not limited to assuming target payout of his 2016 non-equity incentive award, to which he is entitled pursuant to the terms of his separation agreement). The additional amounts reported in the Summary Compensation Table earlier in this Proxy Statement reflect the difference between the accrued severance reported in our 2016 Proxy Statement and the actual severance paid or payable to him in 2016 and 2017 ($60,761) and payment for unused vacation days, pursuant to Swedish law ($165,305). In addition, Mr. Wallin’s RSUs granted in 2014 with a value of approximately $201,746 vested on their scheduled vesting date February 19, 2017, and any unvested RSUs granted after 2014 will expire on their terms.

ITEM 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, Autoliv stockholders are entitled to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement and the tabular and other disclosures on compensation under Executive Compensation Decisions beginning on page 31 of this Proxy Statement, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO APPROVE NAMED EXECUTIVE COMPENSATION ON A NON-BINDING BASIS.

ITEM 3 - ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, Autoliv stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation, which is the proposal under Item 2 in this Proxy Statement, should be held in the future. Stockholders can advise the Board on whether such votes should occur every one year, every two years or every three years.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every one year is the most appropriate alternative for the Company, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

The Board believes that an annual advisory vote on the compensation of the Company’s named executive officers will allow the Company to obtain consistent feedback from its stockholders on the Company’s executive compensation philosophy, policies and practices. In addition, the Board believes that a one-year frequency provides the highest level of accountability and communication by enabling the advisory vote on executive compensation to correspond with the most recent executive compensation information presented in the Company’s proxy statement for the annual meeting. Finally, the Board believes an annual advisory vote on executive compensation is a good corporate governance practice and is in the best interests of the Company’s stockholders.

While the Board recommends that stockholders vote to hold the advisory vote on frequency of stockholder vote on executive compensation every one year, the voting options are to hold such vote every one year, every two years or every three years. Stockholders may also abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.

A frequency vote similar to this will occur at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

ITEM 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2017. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Restated Certificate of Incorporation or the By-Laws, the Audit Committee and management believe that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment at the Annual Meeting, the Audit Committee will consider that fact when it selects its independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2016 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB AS THE COMPANY’S INDEPENDENT AUDITORS.

Fees of Independent Auditors (Dollars in millions)
Type of Fees	2016	2015
Audit Fees	$9.849	$7.288
Audit-Related Fees	$0.358	$0.182
Tax Fees	$0.082	$0.030
All Other Fees	-	-
Total	$10.289	$7.500
Percent of total that were Audit or Audit-Related	99.2%	99.6%

Audit Fees, Audit-Related Fees, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2016 or 2015, as applicable.

Audit Fees

Audit fees for the fiscal years ended December 31, 2016 and 2015 relate to professional services provided by Ernst & Young AB for the audit of the Company’s annual financial statements for such years, including the reviews of the financial statements included in the Company’s Annual Reports on Form 10-K for those fiscal years and reviews related to acquisitions.

Audit-Related Fees

Audit-Related Fees for the fiscal years ended December 31, 2016 and 2015 relate mainly to Ernst & Young AB’s reviews of benefits plans and other attestation services other than the audit of financial statements.

Tax Fees

Tax Fees for the fiscal year ended December 31, 2016 relate to professional services provided by Ernst & Young AB for tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2016 and 2015.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2016.

ITEM 5 - DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought by a stockholder before an annual meeting of stockholders, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws. No such notices were received for the 2017 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy card confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing standards of the NYSE, see “How Your Shares Will Be Voted” on page 1 of this Proxy Statement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2016, the Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year.

Stockholder Proposals for 2018 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2018 annual stockholders meeting must be received by us on or before November 24, 2017 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2018 annual stockholders meeting.

Proposals Pursuant to the By-Laws. Under the By-Laws, in order to bring any business before the stockholders at the 2018 annual stockholders meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than the close of business on February 8, 2018 and no later than the close of business on March 10, 2018.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, including the text of the proposed business and any resolutions proposed for consideration and any proposed amendment to the By-Laws and the reasons for conducting such business at the annual meeting, (b) a representation that the stockholder is a holder of record of the shares entitled to vote at the Annual Meeting of Stockholders and intends to appear in person or by proxy, (c) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (d) the class or series and number of shares of stock of the Company which are owned beneficially and of record by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, (e) any material interest of the stockholder in such business, and (f) a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder any affiliates, associates or others acting in concert with the stockholder.

Nominations Pursuant to the By-Laws. Under the By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws.

By Order of the Board of Directors of Autoliv, Inc.:

Lars Sjöbring

Group Vice President Legal Affairs,

General Counsel and Secretary

March 24, 2017

Stockholm, Sweden

Autoliv, Inc.

Mailing address: Box 70381, SE-107 24 Stockholm, Sweden

Visiting address: Klarabergsviadukten 70, Section B, 7th floor Stockholm, Sweden

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 27

U.S. Tel: +1 (248) 223 8107

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 9, 2017.

Vote by Internet
•	Go to www.envisionreports.com/ALV
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 4 and 1 year for Proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Robert W. Alspaugh	☐	☐	02 - Jan Carlson	☐	☐	03 - Aicha Evans	☐	☐
04 - Leif Johansson	☐	☐	05 - David E. Kepler	☐	☐	06 - Franz-Josef Kortüm	☐	☐
07 - Xiaozhi Liu	☐	☐	08 - James M. Ringler	☐	☐	09 - Kazuhiko Sakamoto	☐	☐
10 - Wolfgang Ziebart	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Advisory Vote on Autoliv, Inc.’s 2016 Executive Compensation.		☐	☐	☐	4.	Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2017.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency of the non-binding vote to approve executive compensation.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Investor Services	Telephone Inside the USA: (800) 446-2617
P.O. BOX 30170	Telephone Outside the USA: (781) 575-2879
College Station, TX, 77842	TD/TTY for Hearing Impaired: (800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 9, 2017 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjöbring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 9, 2017 at 9:00 a.m. local time at The Peninsula Chicago, 108 East Superior Street, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjöbring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposals 2 and 4 and “1 year” for proposal 3.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

(Continued and to be dated and signed on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Vote by Internet • Go to www.envisionreports.com/ALV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Autoliv, Inc. Stockholder Meeting to be Held on May 9, 2017

Pursuant to Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/ALV to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 28, 2017 to facilitate timely delivery.

Stockholder Meeting Notice & Admission Ticket

Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 9, 2017 at The Peninsula Chicago, 108 East Superior Street, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR all nominees, FOR proposals 2 and 4, and 1 YEAR for proposal 3.

1.	Election of ten directors to the Board of Directors for a term of office expiring on the date of the 2018 Annual Meeting of Stockholders:

Robert W. Alspaugh, Jan Carlson, Aicha Evans, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Xiaozhi Liu, James M. Ringler, Kazuhiko Sakamoto and Wolfgang Ziebart.

2.	Advisory Vote on Autoliv, Inc.’s 2016 Executive Compensation.

3.	Advisory vote on the frequency of the non-binding vote to approve executive compensation.

4.	Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2017.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g

Internet – Go to www.envisionreports.com/ALV. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g

Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g

Email – Send email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 28, 2017.

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